Exhibit 10.1

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

AGREEMENT AND PLAN OF MERGER

by and among

SHIPPINGEASY GROUP, INC.

STAMPS.COM INC.,

SEG MERGER SUB, INC.

and

Tim Jugmans,
in its capacity as Representative

Dated as of June 16, 2016

CONFIDENTIAL TREATMENT REQUESTED BY STAMPS.COM INC.

***Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Stamps.com Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

i

TABLE OF CONTENTS
(continued)
Page

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

3.22.	Banking Matters	48
3.23.	[***]	48

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		49
4.1.	Organizational Matters	49
4.2.	Authority and Due Execution	49
4.3.	Non-Contravention and Consents	49
4.4.	Litigation	50
4.5.	Financing	50
4.6.	Brokers or Finders	50
4.7.	No Prior Merger Sub Operations	51

ARTICLE V COVENANTS OF THE PARTIES		51
5.1.	Operation of Business	51
5.2.	Confidentiality	53
5.3.	Company Benefit Plans	54
5.4.	Indemnification Rights	54
5.5.	Prohibition of Trading in Parent Common Stock	54
5.6.	Exclusivity	55
5.7.	Termination of Agreements	55
5.8.	Access and Information	55
5.9.	Transfer of Stockholders’ Shares	57
5.10.	Subsequent Matters	57
5.11.	Reasonable Efforts	57
5.12.	Disclosure of Certain Matters	58
5.13.	Public Disclosure	59
5.14.	Company Transaction Costs	59
5.15.	Pay Off Letters	59
5.16.	Closing Capitalization Schedule	60
5.17.	Section 280G Matters	60
5.18.	Stockholder Approval	60
5.19.	WARN Act	61
5.20.	Taxes	61
5.21.	Management Incentive Bonuses	63
5.22.	Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties	63
5.23.	Option Grants	64

ARTICLE VI CONDITIONS TO CLOSING		64
6.1.	Mutual Conditions to Closing	64
6.2.	Additional Conditions to Parent’s Obligations	65

ii

TABLE OF CONTENTS
(continued)
Page

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

6.3.	Additional Conditions to the Company’s Obligations	67

ARTICLE VII TERMINATION		68
7.1.	Termination	68
7.2.	Effect of Termination	69
7.3.	Return of Information	69

ARTICLE VIII INDEMNIFICATION		69
8.1.	Survival of Representations, Warranties, Covenants and Agreements	69
8.2.	Indemnification of the Parent Indemnified Persons by Securityholders	70
8.3.	Indemnification of the Securityholder Indemnified Persons	71
8.4.	Limitations	72
8.5.	Indemnification Procedure	74
8.6.	Effect of Investigation	76
8.7.	No Recovery	76
8.8.	Insurance and Other Third Party Recoveries	76
8.9.	Tax Benefit	76
8.10.	Nature of Indemnification Payments	77
8.11.	Exclusive Remedy	77

ARTICLE IX GENERAL PROVISIONS		77
9.1.	Amendment and Modification	77
9.2.	Waiver of Compliance	77
9.3.	Severability	77
9.4.	Expenses and Obligations	78
9.5.	Parties in Interest	78
9.6.	Notices	78
9.7.	Counterparts	79
9.8.	Time	79
9.9.	Entire Agreement	79
9.10.	Attorneys’ Fees	80
9.11.	Assignment	80
9.12.	Rules of Construction	80
9.13.	Governing Law	81
9.14.	Waiver of Jury Trial	81
9.15.	Consent to Jurisdiction; Venue	82
9.16.	Remedies	83
9.17.	Certain Matters Regarding Representation of the Company	83
9.18.	Privileged Communications	83

ARTICLE X THE REPRESENTATIVE		84
10.1.	Authorization of the Representative	84
10.2.	Compensation; Exculpation; Indemnity	86

iii

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 16, 2016, is made by and among ShippingEasy Group, Inc., a Delaware corporation (the “Company”), Stamps.com Inc., a Delaware corporation (“Parent”), SEG Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Tim Jugmans, in his capacity as the Representative (as hereinafter defined).

RECITALS

WHEREAS, the boards of directors of the Company, Parent and Merger Sub have deemed it advisable and in the best interests of their respective stockholders to approve this Agreement and to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;

WHEREAS, in furtherance thereof it is proposed that Parent acquire the Company by merging Merger Sub with and into the Company, with the Company being the surviving corporation in the merger, in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement, the Merger (as hereinafter defined) and the other transactions contemplated hereby;

WHEREAS, the board of directors of the Company has (i)  determined that it is in the best interests of the Company and its Stockholders (as hereinafter defined), and declared it advisable, to enter into this Agreement and the other Transaction Documents (as hereinafter defined) to which the Company is a party, (ii)  approved the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii)  resolved to recommend adoption of this Agreement and approval of the other Transaction Documents to which the Company is a party by the Stockholders;

WHEREAS, (i)  promptly following the execution and delivery of this Agreement the Stockholders holding at least a majority of the outstanding Shares (as hereinafter defined) on the date of this Agreement, shall execute and deliver to the Company a written consent pursuant to which such Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby in accordance with the DGCL, a copy of which consent shall be delivered to Parent (the “Stockholder Approval”), and, such Stockholders shall also execute and deliver to the Company and Parent Agreements to be Bound (as defined below) executed by such Stockholders and (ii)  not later than one (1) Business Day prior to the Closing, the Securityholders holding Securities (as such foregoing terms are hereinafter defined), outstanding as of the date hereof, that at the Closing will be entitled to receive at least 95% of the Closing Merger Consideration shall execute and deliver to Parent, (A) in each case, as applicable to such Securityholder and the Securities they hold, with respect to their Shares, if any, their respective letter of transmittal (each a “Letter of Transmittal”) in the form of Exhibit A-1 to become effective as of the Effective Time (as hereinafter defined), with respect to their Options (as hereinafter defined), if any, an option cancellation agreement (each an “Option Cancellation Agreement”) in the form of Exhibit A-2 to become effective as of the Effective Time, and with respect to their Warrants (as hereinafter defined), if any, a warrant cancellation agreement (each a “Warrant Cancellation Agreement”) in the form of Exhibit A-3 to become effective as of the Effective Time and (B)  an agreement to be bound by the Specified Provisions (as hereinafter defined) relating to a general release and agreement relating to indemnification and certain other matters (the “Agreement to be Bound”) in the form of Exhibit B to be effective as of the date thereof (such actions, as set forth in (ii)(A) and (B), collectively, the “95% Condition”); provided that, if the Closing does not occur (other than solely as a result of the breach of an Agreement to be Bound by a Stockholder), such Letters of Transmittal, Option Cancellation Agreements, Warrant Cancellation Agreements and Agreements to be Bound shall have no force or effect and shall be null and void as of the Termination Date.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
WHEREAS, concurrently with the execution and delivery of this Agreement, (1)  each of the Key Executives (as hereinafter defined) has executed and delivered to the Company employment, noncompetition and nonsolicitation agreements in the forms attached hereto as Exhibit D-1 (the “Employment Agreements”), (2)  certain Key Board Members (as hereinafter defined) have executed and delivered to the Company noncompetition and nonsolicitation agreements in the form attached hereto as Exhibit D-2 (the “Noncompetes”) and (3)  Parent has approved a management incentive plan for the Key Executives and certain other potential participants in the form attached hereto as Exhibit D-3 (the “MIP”), all such agreements and plans to become effective at the Effective Time; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual agreements, covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties agree as follows:

ARTICLE I
DEFINED TERMS

1.1.         Definitions.  Capitalized terms used in this Agreement but not otherwise defined shall have the following meanings:

“Action” means any lawsuit, claim, suit or judicial or legal proceeding, arbitration or similar adjudicatory proceeding or investigation by or before any Governmental Authority.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Aggregate Merger Consideration” means an aggregate amount equal to the Closing Merger Consideration plus (a) the Working Capital Escrow Amount, plus (b) the Escrow Amount, plus or minus (c) the Final Adjustment Amount.

“Aggregate Option Exercise Amount” means the sum of the amounts that would be payable to the Company by holders of each outstanding Option that is unexercised as of the Effective Time if each such outstanding Option was exercised immediately prior to the Effective Time.

“Aggregate Warrant Exercise Amount” means the sum of the amounts that would be payable to the Company by holders of each outstanding Warrant that is unexercised as of the Effective Time if each such outstanding Warrant was exercised immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the Preamble.

“Agreement to be Bound” has the meaning set forth in the Recitals.

“Applicable Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority applicable to such Person (including, if applicable, such Person’s business, assets or operations).

“Applicable Percentage” means (a) with respect to each Stockholder, a percentage equivalent of a fraction, the numerator of which is the number of shares of Common Stock, if any, held by such Stockholder immediately prior to the Effective Time (after giving effect to the net exercise and cancellation at the Effective Time of any Non-Company Warrants to which such Stockholder is a party) and the denominator of which is the Total Share Number; (b) with respect to each Optionholder, a percentage equivalent of a fraction, the numerator of which is equal to the aggregate number of shares of Common Stock issuable for all outstanding Options held by such Optionholder immediately prior to the Effective Time, and the denominator of which is the Total Share Number; and (c) with respect to each Warrantholder, a percentage equivalent of a fraction, the numerator of which is equal to the aggregate number of shares of Preferred Stock issuable for all outstanding Warrants held by such Warrantholder immediately prior to the Effective Time, and the denominator of which is the Total Share Number.

“Base Purchase Price” means Fifty Five Million US Dollars ($55,000,000).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Austin, Texas, or Los Angeles, California, are authorized or required by Applicable Law to be closed.

“Cash” means all cash and cash equivalents of the Company or any of its Subsidiaries as determined in accordance with GAAP.

“Certificate” means a certificate representing any Shares.

“Certificate of Merger” has the meaning set forth in Section 2.2.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Claim” has the meaning set forth in Section 5.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Adjustment Amount” means an amount (which may be a negative number) equal to (a) Estimated Cash, minus (b) Estimated Debt, plus (c) any Estimated Working Capital Surplus, minus (d) any Estimated Working Capital Deficiency.

“Closing Balance Sheet” has the meaning set forth in Section 2.12(a).

“Closing Capitalization Schedule” has the meaning set forth in Section 5.16.

“Closing Cash” has the meaning set forth in Section 2.12(a).

“Closing Company Transaction Costs” has the meaning set forth in Section 2.12(a).

“Closing Date” means the date on which the Closing occurs.

“Closing Debt” has the meaning set forth in Section 2.12(a).

“Closing Merger Consideration” means an aggregate amount (not less than zero) equal to (a) the Base Purchase Price, plus (b) the Aggregate Option Exercise Amount, plus (c) the Aggregate Warrant Exercise Amount, plus or minus (d) the Closing Adjustment Amount (which amount will decrease the Closing Merger Consideration if a negative number), minus (e) the Working Capital Escrow Amount; minus (f) the Escrow Amount, minus (g) Paid Company Transaction Costs, minus (h) the Representative Holdback.

“Closing Working Capital” has the meaning set forth in Section 2.12(a).

“Closing Working Capital Deficiency” has the meaning set forth in Section 2.12(a).

“Closing Working Capital Surplus” has the meaning set forth in Section 2.12(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.  All references to the Code, Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Common Stock” means the Company’s Common Stock, par value $0.001 per share.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.14(a).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Company Bylaws” means the Company’s Bylaws, as amended, as in effect prior to the Effective Time.

“Company Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended, as in effect prior to the Effective Time.

“Company Disclosure Schedule” means those certain disclosure schedules of even date with this Agreement delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Company Governing Documents” has the meaning set forth in Section 3.1(b).

“Company Indemnified Parties” has the meaning set forth in Section 5.4(a).

“Company Permits” has the meaning set forth in Section 3.11(b).

“Company Products” means any product or service marketed or under development for marketing by the Company as of the date hereof, and any discontinued product or service for which the Company still provides support to customers, together with any derivative thereof or modification thereto.

“Company Stock Plan” means the Company’s 2012 Stock Plan, as amended from time to time.

“Company Transaction Costs” means all fees, costs and expenses incurred by or on behalf of, or paid or to be paid by, the Company, any of its Subsidiaries or the Representative and any officers and directors in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including (i) all fees, costs and expenses of any brokers, accountants, financial advisors, attorneys, consultants, auditors and other experts; (ii) any fees and expenses associated with obtaining any Consents, or any waivers, consents or approvals of the Stockholders or other third parties on behalf of the Company or its Subsidiaries; (iii) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby, including any process run by or on behalf of the Company; (iv) any change of control payments, bonuses, severance, termination or retention obligations or similar amounts payable or due by the Company or any of its Subsidiaries triggered solely by the Merger, (v) with respect to any such amount referred to in clause (iv) and with respect to any other amount that pursuant to this Agreement is to be paid through the Company’s payroll system, the employer portion of any employment and payroll taxes required to be paid by the Company with respect to such amounts other than with respect to any payments, bonuses, severance, termination or amounts due by the Company or any of its Subsidiaries under the MIP and the Employment Agreements); (vi) 50% of the fees and expenses of the Escrow Agent; and (vii) any amounts payable by the Company in connection with the insurance policies to be obtained in accordance with Section 5.4(b).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 9, 2015, by and between the Company and Parent.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and all consents and approvals of third parties necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including as may be necessary to prevent any conflict with, violation or breach of, or default under, any Material Contract.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local Applicable Law.

“Contract” means any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, contract, commitment, letter of intent or other obligation (whether oral or written), and any amendments, supplements or modifications thereto, in each case, other than purchase orders for the purchase or supply of goods, services or raw materials in the ordinary course of business.

“Current Assets” means the sum of the Company’s accounts receivable, other receivables, unearned compensation and prepayments, in all cases determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Financial Statements.

“Current Liabilities” means the sum of the Company’s accounts payable, credit card liabilities, accrued liabilities (which, for the avoidance of doubt, shall include franchise Taxes but shall exclude all income Tax liabilities), salaries payroll liability and other payroll liabilities in all cases determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Financial Statements.

“Debt” means (a) all indebtedness of the Company and its Subsidiaries for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon, and all premiums, penalties, fees and other amounts payable in connection therewith or otherwise included in the Debt Pay-Off Amount, (b) all indebtedness of the Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon, (c) all obligations of the Company and its Subsidiaries with respect to interest-rate hedging, swaps or similar financial arrangements, (d) all capitalized lease obligations of the Company or any of its Subsidiaries, (e) any amounts for the deferred purchase price of goods and services, including any earn-out liabilities associated with past acquisitions, (f) all deposits and monies received in advance (excluding any customer prepaid amounts), (g) all liabilities under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (h) all indebtedness or liabilities secured by any security interest on any property or assets of the Company or any of its Subsidiaries, (i) any accrued incentive compensation (excluding accrued employee payables included in Current Liabilities) and (j) all obligations of the type referred to in clauses (a) through (j) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Debt Pay-Off Amount” has the meaning set forth in Section 2.10(a)(i).

“Designated Employees” has the meaning set forth in Section 5.23.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.8(b).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means: (a) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan; (d) any Employee Welfare Benefit Plan; (e) any fringe benefit plan, policy, or program, agreement or arrangement; (f) any profit sharing, bonus, stock option, stock purchase, equity incentive, consulting, employment, severance, salary continuation, change in control, retention or incentive plan, policy, program, agreement or arrangement; or (g) any plan, policy, program, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, employee assistance, tuition reimbursement, sick pay, leave of absence, sabbatical or sick or family leave; in each case whether provided during employment or other service or upon or following retirement or other separation from service.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Employment Agreements” has the meaning set forth in the Recitals.

“Environmental Claim” means any claim, demand, suit, order, judgment, proceeding, penalty, citation, or notice of violation, asserted pursuant to any Environmental Law.

“Environmental Laws” means all Applicable Laws relating to natural resources, including the ambient air, soil, subsurface soils, surface water or groundwater, or natural resources, or relating to the protection of human health to the extent relating to exposure to Materials of Environmental Concern, pollution or the protection of the environment.

“Environmental Permits” means all permits, licenses, registrations, approvals and other authorizations required under applicable Environmental Laws.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Equipment” means all items of equipment, equipment structures, machinery, tools, motor vehicles, fixtures, leasehold improvements, hardware, systems, infrastructure, and other equipment owned, leased, or used in the Company’s or its Subsidiaries’ business, and all other items that would be classified as equipment on the asset side of a balance sheet of the Company prepared in accordance with GAAP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Equipment” means all items of equipment, equipment structures, machinery, tools, motor vehicles, fixtures, leasehold improvements, hardware, systems, infrastructure, and other equipment owned, leased, or used in the Company’s or its Subsidiaries’ business, and all other items that would be classified as equipment on the asset side of a balance sheet of the Company prepared in accordance with GAAP.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means U.S. BANK NATIONAL ASSOCIATION, a national banking association.

“Escrow Agreement” means the escrow agreement in substantially the form of Exhibit C entered into on or prior to the Closing by and among Parent, the Representative and the Escrow Agent.

“Escrow Amount” has the meaning set forth in Section 2.13(a).

“Estimated Cash” has the meaning set forth in Section 2.11(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.11(a).

“Estimated Company Transaction Costs” has the meaning set forth in Section 2.11(a).

“Estimated Debt” has the meaning set forth in Section 2.11(a).

“Estimated Working Capital Deficiency” has the meaning set forth in Section 2.11(a).

“Estimated Working Capital Surplus” has the meaning set forth in Section 2.11(a).

“Excluded Claims” means any Parent Indemnification Claim made pursuant to Section 8.2(b)-(f).

“Final Adjustment Amount” means an amount equal to (a) Final Cash minus (b) Final Debt plus (c) any Final Working Capital Surplus, minus (d) any Final Working Capital Deficiency minus (e) the Final Company Transaction Costs.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Final Adjustment Deficiency” has the meaning set forth in Section 2.12(b).

“Final Adjustment Surplus” has the meaning set forth in Section 2.12(b).

“Final Balance Sheet” has the meaning set forth in Section 2.12(b).

“Final Cash” has the meaning set forth in Section 2.12(b).

“Final Company Transaction Costs” has the meaning set forth in Section 2.12(b).

“Final Debt” has the meaning set forth in Section 2.12(b).

“Final Working Capital” has the meaning set forth in Section 2.12(b).

“Final Working Capital Deficiency” has the meaning set forth in Section 2.12(b).

“Final Working Capital Surplus” has the meaning set forth in Section 2.12(b).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means generally accepted accounting principles in the United States, consistently applied by the Company in the preparation of the Financial Statements.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Indemnification Claim” means a Parent Indemnification Claim or a Securityholder Indemnification Claim, as the case may be.

“Indemnified Persons” means the Parent Indemnified Persons or the Securityholder Indemnified Persons, as the case may be.

“Indemnifying Person” means Parent and the Surviving Corporation, jointly and severally, in the case of any Securityholder Indemnification Claim, or the Securityholders, acting through the Representative, in the case of any Parent Indemnification Claim.

“Indemnity Objection Notice” has the meaning set forth in Section 8.5.

“Information Statement” has the meaning set forth in Section 5.18(a).

“Insurance Policies” has the meaning set forth in Section 3.17(a).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Intellectual Property” means the following U.S. and non-U.S. intellectual property rights, including both statutory and common law rights, as applicable: (a) copyrights, rights in works of authorship (including software), and registrations and applications for registration thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and other indicia of origin, registrations and applications for registrations thereof and all goodwill associated therewith; (c) patents and patent applications (including all reissues, divisionals, continuations, continuations in part, renewals, reexams and extensions of the foregoing); (d) trade secrets and rights in confidential information, including methods, techniques, procedures, processes and other know-how, whether or not patentable (“Trade Secrets”); and (e) all other intellectual property and proprietary rights.

“IT Systems” has the meaning set forth in Section 3.9(h).

“Key Board Members” means [***].

“Key Executives” means [***].

“Knowledge” or the “Company’s Knowledge” means with respect to the Company, the actual knowledge, after reasonable inquiry, of the following individuals: [***].

“Leased Real Property” means all of the real property leased by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning set forth in the Recitals.

“Liability” and “Liabilities” means any assessments, deficiencies, damages, fines, penalties, losses, Debt, or liability (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, due or to become due, and whether in contract, tort, strict liability or otherwise).

“Licensed Intellectual Property” means Intellectual Property that the Company or its Subsidiaries are licensed or otherwise permitted by other Persons to use.

“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind (including the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien, or charge).

“Losses” means, subject to Sections 8.8, and 8.9, any and all assessments, claims, damages, demands, fines, debts, suits, proceedings, judgments, losses, charges, penalties, fees, costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by any Indemnified Person in connection with, or related to, any matter which is the subject of indemnification under Article VIII; provided, however, the amount of any Losses in the form of punitive Losses shall not be included in Losses for which an Indemnified Person may seek indemnification under Article VIII, except to the extent paid to a third party.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Major Customer” has the meaning set forth in Section 3.10(a).

“Major Supplier” has the meaning set forth in Section 3.10(b).

“Material Adverse Effect” means any change, circumstance, effect, event or fact that (I) has a material and adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (II) prevents or materially delays the ability of the Company or, collectively, the Securityholders, to consummate the Closing; provided, that, in the case of clause (I), no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (a) a general deterioration in the economy, (b) changes in the economic conditions prevalent in the industry in which the Company and its Subsidiaries operate (including changes in law affecting the industry in which the Company and its Subsidiaries operate); (c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (d) any hurricane, tornado, flood, earthquake or other natural disaster; (e) the disclosure of the fact that Parent is the prospective acquirer of the Company where such events, occurrences, facts, conditions or changes primarily involve the actions of parties other than the Company or its employees or Affiliates; (f) the execution of this Agreement, or the announcement, disclosure or pendency of the transactions contemplated by this Agreement or any other Transaction Document where such events, occurrences, facts, conditions or changes primarily involve the actions of parties other than the Company or its employees or Affiliates; (g) the announcement or disclosure of the Company’s intention to review the possibility of selling itself where such events, occurrences, facts, conditions or changes primarily involve the actions of parties other than the Company or its employees or Affiliates; (h) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses or any change in Applicable Laws, or change in the interpretation thereof by appropriate authorities; (i) actions (other than actions permitted or contemplated by this Agreement) taken by Parent or any of its Affiliates (provided such change, circumstance, effect, event or fact directly relates to such actions); or (j) the taking of any specific action (other than general actions such as operating in the ordinary course of business) required by, or consented to by Parent in accordance with, this Agreement or any other Transaction Document), except in the case of clauses (a) through (h) for such events, occurrences, facts, conditions or changes that have a materially disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry.

“Material Contract” means:

(a)          each Contract that requires future expenditures by the Company in excess of [***] within 12 months of the date hereof or that is reasonably expected to result in payments to the Company within 12 months of the date hereof in excess of [***];

(b)          any Contract for the purchase of materials, supplies, goods, services, Equipment or other assets providing for annual payments by the Company or any of its Subsidiaries of [***] or more;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(c)          each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other contract or agreement, in each case, affecting the leasing of, or title to or use of, any Leased Real Property;

(d)          each joint venture, partnership or any other material contract or agreement involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

(e)          each Contract containing covenants that purport to restrict or prohibit the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any other Person or in any geographic area or during any period of time, excluding, in each case clauses restricting the use or disclosure of confidential information in Contracts entered in the ordinary course of business;

(f)           each Contract involving a standstill or similar agreement;

(g)          each Contract with any Governmental Authority;

(h)          each Contract or agreement with any Related Party;

(i)           each Contract relating to Debt with an outstanding principal amount in excess of [***];

(j)           each financial advisory or similar type of Contract, and any Contract with an investment or commercial bank that will be binding on the Company or any of its Subsidiaries after the Closing (other than those that contain only binding customary indemnification provisions);

(k)          each Contract or series of related Contracts entered into with respect to (i) the acquisition of the assets or properties of any Person or the disposition of assets or properties of the Company or any of its Subsidiaries, in each case, involving consideration in excess of [***], or any merger, consolidation or similar business combination transaction; and (ii) a completed acquisition or disposition by the Company or any of its Subsidiaries of any operating business or the capital stock or other equity interests of any Person pursuant to which the Company or any of its Subsidiaries has continuing obligations as of the date hereof; provided, that the Contracts described in this clause (k) shall not include any Contracts entered into in the ordinary course of business for the sale of goods and services;

(l)           each Contract that (i) is an employment, consulting, bonus, profit sharing, incentive compensation, termination or severance Contract, except for any such Contract that is terminable at will by the Company or any of its Subsidiaries without liability in excess of [***] to the Company or any of its Subsidiaries; (ii) is a collective bargaining agreement; or (iii) requires severance payment or payments upon a change of control in excess of [***];

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(m)         each Contract relating in whole or in part to any license of Intellectual Property to the Company involving consideration in excess of [***] (excluding any “shrinkwrap” or similar generally available commercial end-user license to software, in each case that is used without customization) or any license of Intellectual Property from the Company to any third party involving consideration in excess of [***] and which cannot be terminated for convenience on not more than 90 days’ notice;

(n)          each Contract with each Person who has made a material contribution to the creation or development of the Owned Intellectual Property relating to the ownership of the Owned Intellectual Property;

(o)          each Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute in the past three years in excess of [***]

(p)          any Contracts with any Major Customer or Major Supplier;

(q)          any Contracts that contain “most favored nation” pricing provisions, any exclusivity, rights of first refusal, rights of first negotiation or similar obligations or restrictions that are binding on the Company or that would be binding on Parent or any of its Affiliates after the Closing;

(r)           any Contract with a carrier or package consolidator; and

(s)          each Contract containing “earn-outs” or similar arrangements.

“Materials of Environmental Concern” means any pollutants, contaminants, wastes, toxic or hazardous substances, or other substances that are regulated under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Merger” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the Preamble.

“Mini-Basket” has the meaning set forth in Section 8.4(a).

“Minimum Loss” has the meaning set forth in Section 8.4(a).

“MIP” has the meaning set forth in the Recitals.

“Non-Company Warrants” means each of [***]

“Noncompete” has the meaning set forth in the Recitals.

“Objection Notice” has the meaning set forth in Section 2.12(b).

“Officer’s Certificate” has the meaning set forth in Section 8.5.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Open Source Software” means software that is licensed pursuant to an open source, copyleft or community source code license or that is distributed under similar licensing or distribution models (including any library, code or other software that is licensed under any General Public License, Lesser General Public License, MIT License, Apache License, GNU Affero General Public License or similar license arrangement).

“Option” means any right or option to purchase Shares issued pursuant to the Company Stock Plan.

“Option Cancellation Agreement” has the meaning set forth in the Recitals.

“Option Grants” has the meaning set forth in Section 5.23.

“Optionholder” means each holder of an Option.

“Owned Intellectual Property” means Intellectual Property owned by the Company or its Subsidiaries.

“Owned IT Systems” has the meaning set forth in Section 3.9(h).

“Paid Company Transaction Costs” has the meaning set forth in Section 2.10(a)(iii).

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnification Claim” has the meaning set forth in Section 8.2.

“Parent Indemnified Persons” means (a) Parent; (b) the Surviving Corporation and each of its Subsidiaries; (c) with respect to the Persons set forth in clauses (a) and (b), each of their respective Affiliates, assigns and successors in interest; and (d) with respect to the Persons set forth in clauses (a) through (c), each of their respective stockholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

“Parent Prepared Returns” has the meaning set forth in Section 5.20(a)(ii).

“Pay Off Letter” or “Pay Off Letters” means the letters, and any updates thereto, to be sent by each of the Company’s lenders under Company Debt to Parent prior to the Closing, which letters shall specify the aggregate amount of Debt that will be outstanding as of the Closing Date and wire transfer information for each such lender to be paid at Closing.

“Permits” has the meaning set forth in Section 3.11(b).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Permitted Encumbrances” means (a) statutory Liens for Taxes that are not past due and or that are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries that are not past due or that are being contested in good faith by appropriate proceedings; (c) in the case of leases of vehicles, rolling stock and other Personal Property, encumbrances that do not materially impair the operation of the business at the facility at which such leased equipment or other Personal Property is located; (d) other Liens that were not incurred in connection with the borrowing of money or the advance of credit and that do not materially interfere with the conduct of the business conducted by the Company and its Subsidiaries, taken as a whole; (e) Liens on leases of Leased Real Property arising from the provisions of such leases, including, in relation to Leased Real Property, any agreements or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Authority, necessary or beneficial to the continued use and occupancy of such Leased Real Property or the continuation of the business conducted by the Company or any of its Subsidiaries; (f) zoning regulations and restrictive covenants, easements and other matters of record that do not detract in any material respect from the value of the Leased Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (g) public utility easements of record, in customary form, to serve the Leased Real Property; (h) landlords’ Liens in favor of landlords under the leases with respect to the Leased Real Property; (i) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the Leased Real Property and to which the leases with respect to the Leased Real Property are subordinate; and (j) Liens set forth on Schedule 1.1(a).

“Person” means an individual, corporation, limited or general partnership, limited liability company, association, joint venture, joint stock company, trust, unincorporated organization, Governmental Authority or any other entity or any group comprised of two or more of the foregoing.

“Personal Information” has the meaning set forth in Section 3.19(a).

“Personal Property” means all of the machinery, Equipment, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies and other tangible personal property owned or leased by the Company or its Subsidiaries and used or held for use in their business or operations as of the Closing Date.

“[***]” has the meaning set forth in Section 3.23.

“Post-Closing Owed Amounts” has the meaning set forth in Section 2.10(b).

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Preferred Stock” means the Company’s Preferred Stock, par value $0.001 per share, including the Company’s Series Seed Preferred Stock, Series Seed-2 Preferred Stock and Series A Preferred Stock.

“Privacy Laws” has the meaning set forth in Section 3.19(a).

“Privileged Communications” has the meaning set forth in Section 9.18.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Pro Rata Share” means, with respect to each Securityholder, a percentage equivalent of a fraction (a) the numerator of which is the portion of Aggregate Merger Consideration payable to such Securityholder pursuant to the transactions contemplated by this Agreement and (b) the denominator of which is the Aggregate Merger Consideration payable to all Securityholders pursuant to the transactions contemplated by this Agreement.

“Referee” has the meaning set forth in Section 2.12(b).

“Registered IP” has the meaning set forth in Section 3.9(a).

“Related Party” means, with respect to any specified Person:  (i) any Affiliate of such specified Person; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of such Person or of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Representative” means Tim Jugmans, and any successor representative appointed to act on their behalf.

“Representative Holdback” has the meaning set forth in Section 2.14.

“Representative Losses” has the meaning set forth in Section 10.2(c).

“Representative Prepared Returns” has the meaning set forth in Section 5.20(a)(i).

“Restricted Transactions” has the meaning set forth in Section 5.6(a).

“Section 280G Payments” has the meaning set forth in Section 5.17.

“Securities” means, collectively, the Shares, Options and Warrants.

“Securityholder” means, collectively, the Stockholders, the Optionholders and the Warrantholders.

“Securityholder Indemnification Claim” has the meaning set forth in Section 8.3.

“Securityholder Indemnified Persons” means (a) the Securityholders; (b) each of the Securityholder’s respective Affiliates, assigns and successors in interest; and (c) with respect to the Persons set forth in clauses (a) and (b), each of their respective Securityholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Securityholder Taxes” means the following: (a) any and all Taxes imposed on the Company or any Subsidiary of the Company for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 5.19(b); (b) any Transfer Taxes for which the Representative is liable pursuant to Section 5.19(f); (c) all liability for Taxes of any member (other than the Company or any of its Subsidiaries) of a Consolidated Group of which the Company or any of its Subsidiaries (including any predecessor entities) is or was a member prior to the Closing Date; (d) all Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract, pursuant to any Applicable Laws or otherwise, which Taxes relate to events or transactions occurring prior to the Closing Date; and (e) any Losses asserted against, incurred, sustained or suffered by the Parent or its Affiliates (including the Surviving Corporation after the Closing) as a result of, arising out of or otherwise relating to a breach of any representation or warranty in Section 3.7; provided, that no such Tax will constitute a Securityholder Tax to the extent the amount of such Tax (i) was included as a Current Liability in the determination of Final Working Capital or (ii) results from any action outside the ordinary course of business taken by, or at the direction of, Parent on the Closing Date and after the Closing.

“Seller Group” has the meaning set forth in Section 9.17.

“Shares” means the shares of Common Stock and Preferred Stock outstanding immediately prior to the Effective Time.

“Specified Provisions” means Section 2.12, Section 2.13, Section 2.14, Section 5.2, Section 5.5, Section 5.6, Section 5.7, Section 5.9, Section 5.10, Section 5.11, Section 5.13, Article VIII, Section 9.13, Section 9.14, Section 9.15 and Article X hereto.

“Stockholder Approval” has the meaning set forth in the Recitals.

“Stockholder Notice” has the meaning set forth in Section 5.18(b).

“Stockholders” means the holders of Shares.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means federal, state, local or foreign taxes of any kind, including, but not limited to, net income, gross income, minimum, alternative minimum, margin, gross receipts, commercial activity, net worth, corporate, capital, excise, property, ad valorem, sales, use, transfer, turnover, value added, license, withholding, payroll, employment, unemployment, social security, workers’ compensation, estimated, severance, escheat, abandoned property, stamp, intangible, environmental, windfall profits, custom, duty and franchise taxes imposed by any Governmental Authority together with any interest, penalties, addition to tax or additional amounts imposed thereon.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Tax Benefit” has the meaning set forth in Section 8.10.

“Tax Proceeding” has the meaning set forth in Section 3.7(b).

“Tax Returns” means any return, report, statement, information return or other document (including any schedule or attachment thereto and amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Termination Date” has the meaning set forth in Section 7.1.

“Third Party Claim” has the meaning set forth in Section 8.5(b).

“Total Share Number” means the sum of (i) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the total number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Common Stock issuable for all outstanding vested Options immediately prior to the Effective Time, plus (iv) the aggregate number of shares of Preferred Stock issuable for all outstanding Warrants immediately prior to the Effective Time.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property in this Article I.

“Transaction Documents” means, collectively, this Agreement and each other agreement, document, certificate and instrument required to be executed in accordance herewith.

“Transfer Taxes” has the meaning set forth in Section 5.20(e).

“Treasury Regulations” means the final and temporary regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law addressing mass layoffs or employment losses.

“Warrant” has the meaning set forth in Section 3.2(b).

“Warrant Cancellation Agreement” has the meaning set forth in the Recitals.

“Warrantholder” means each holder of a Warrant.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related digital media included on or used in the operation of and maintenance thereof, and all ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
“Working Capital” means Current Assets minus Current Liabilities, calculated in accordance with the sample calculations set forth in Schedule 1.1(b).

“Working Capital Deficiency” means the amount by which the Working Capital Target exceeds the Working Capital.

“Working Capital Escrow Amount” means [***].

“Working Capital Surplus” means the amount by which Working Capital exceeds the Working Capital Target.

“Working Capital Target” means [***].

“Written Consent” has the meaning set forth in Section 5.18(a).

ARTICLE II
THE MERGER

2.1.         Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL.  Following the Merger, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

2.2.         Effective Time; The Closing.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Company, Parent and Merger Sub shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL on the Closing Date.  The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as agreed by the Company and Parent and set forth in the Certification of Merger) in accordance with the DGCL (the “Effective Time”).  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Los Angeles time, no later than five (5) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic, Blvd., Suite 10000, Los Angeles, CA, 90064, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing; provided, however, that the Closing shall not occur on the dates June 17, 2016 through June 30, 2016 without the prior written consent of the Parent and the Company.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
2.3.         Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the separate existence of Merger Sub will cease and the Company shall continue as the Surviving Corporation, and, without other transfer, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation as if the Surviving Corporation had itself incurred them.

2.4.         Certificate of Incorporation and Bylaws.

(a)           At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Company Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law, subject to the terms of this Agreement, including, for the avoidance of doubt, Section 5.4.

(b)           At the Effective Time, and without further action on the part of the Company or Merger Sub, the Company Bylaws shall be amended and restated in their entirety such that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law, subject to the terms of this Agreement, including, for the avoidance of doubt, Section 5.4.

2.5.         Directors and Officers.  From and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

2.6.         Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any party, any Person or any holder of any securities of any Person:

(a)           Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares described in Section 2.6(b)) (i) shall be converted automatically into the right to receive the portion of the consideration set forth in this Agreement attributable to such Share in cash, without interest, and subject to deduction for any required withholding Tax, and (ii) shall otherwise cease to be outstanding, shall automatically be canceled, extinguished and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.8 and the applicable provisions of the DGCL.  For the avoidance of doubt, each Share of Preferred Stock is entitled to and shall receive, in accordance with the terms of the Company Certificate of Incorporation, the same price per share in the Merger as the Shares of Common Stock in lieu of receiving any liquidation preference to which such Shares may otherwise be entitled therein.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)           Each Share held by Parent or Merger Sub or held by the Company as treasury shares or by any Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled without any conversion thereof, and no payment, consideration or distribution shall be made with respect thereto.

(c)           Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

2.7.         Treatment of Options and Warrants.

(a)           Prior to the Effective Time, the Company’s board of directors shall take all actions necessary, including amending the Company Stock Plan and applicable stock option agreements, as necessary, and obtaining any necessary consents, to cause (i) all vested Options to be cancelled and converted into the right by each Optionholder holding outstanding vested Options immediately prior to the Effective Time to receive (without interest), as soon as reasonably practicable on or after the Closing Date but no later than five (5) Business Days following the Closing Date, the consideration applicable to such Optionholder’s vested Options as set forth in Section 2.7(b) and (ii) all unvested Options to be cancelled.  As soon as reasonably practicable on or after the Closing Date, but no later than two (2) Business Days following the Closing Date, Parent shall cause the Surviving Corporation to provide written notice of the foregoing to each Optionholder.

(b)           At the Effective Time, each vested Option that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled, and in consideration of such cancellation, the Surviving Corporation shall pay in accordance with Section 2.10(a)(vi) to each such Optionholder an amount in cash equal to (I) the excess of (i) such Optionholder’s Applicable Percentage of the Closing Merger Consideration over (ii) the aggregate exercise price for all outstanding vested Options held by such Optionholder and (II) any amounts, if any, that may become payable in respect of such vested Option in the future pursuant to Section 2.12 and/or Section 2.13.  The amounts described in this Section 2.7(b) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Options.  At the Effective Time, each vested Option with an exercise price greater than the portion of Closing Merger Consideration that would otherwise be payable for such Option if such Option was exercised immediately prior to the Effective Time shall be cancelled without consideration payable therefor and shall be of no further force and effect.

(c)           At least five (5) Business Days prior to the Effective Time, the Company’s board of directors shall give written notice of this Agreement and the transactions contemplated hereby to each Warrantholder. At the Effective Time, each Warrant that is outstanding immediately prior to the Effective Time will be cancelled and extinguished and be converted into the right to receive (without interest), as soon as reasonably practicable on or after the Closing Date but no later than two (2) Business Days following the Closing Date, the consideration applicable to such Warrantholder’s Warrants as set forth in Section 2.10(a)(vii).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
2.8.         Dissenters’ Rights.

(a)           Promptly following receipt of the Stockholder Approval, the Company shall provide each record holder of Shares who shall not have voted in favor of the Merger or consented thereto in writing, with notice of such holder’s appraisal rights pursuant to Section 262 of the DGCL.  The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company from any Stockholders, withdrawals of such demands and any other demand, notice or instrument delivered to the Company pursuant to the DGCL that relates to such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company or, after the Closing, the Representative, shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, such demands.  No later than ten (10) days following the date on which the Effective Time occurs, Parent and the Surviving Corporation shall provide notice of the Effective Time to each Stockholder who has neither voted in favor of the Merger nor consented thereto in writing and has not withdrawn or lost the right to the appraisal pursuant to Section 262 of the DGCL.

(b)           Notwithstanding any provision of this Agreement to the contrary, no Shares issued and outstanding immediately prior to the Effective Time that are held by holders who have neither voted in favor of the Merger nor consented thereto in writing and who are entitled to demand, and properly demand the right, if any, for appraisal of such Shares in accordance with the provisions of Section 262 of the DGCL and have not withdrawn or lost such right to appraisal (collectively, the “Dissenting Shares”) shall be converted into or represent a right to receive any portion of the Aggregate Merger Consideration for such Shares, and the holder of such Dissenting Shares shall only be entitled to such appraisal rights as are granted by the DGCL.  If a holder of Shares who demands appraisal of such Shares under the DGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such Shares, then, as of the occurrence of such withdrawal or loss, each such Share shall be deemed to have been converted into and represent only the right to receive, in accordance with Sections 2.6 and 2.10, the portion of the Aggregate Merger Consideration for such Shares hereunder, without interest, and such Share shall no longer be deemed a Dissenting Share hereunder.

2.9.         Closing of Transfer Books.  From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.  From and after the Effective Time, the holders of Certificates evidencing ownership of Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for in this Agreement or by Applicable Law.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
2.10.      Payments.

(a)           Closing Payments.  At the Closing, Parent shall pay or cause to be paid (by an exchange agent reasonably acceptable to the Company, if Parent so elects at Parent’s sole cost and expenses), or shall deposit or cause to be deposited, as the case may be, the following amounts by wire transfer of immediately available funds pursuant to wire transfer instructions confirmed by the applicable payment recipient in writing, or other applicable payment methods as may be authorized by any particular Securityholder pursuant to a Letter of Transmittal, Option Cancellation Agreement and/or Warrant Cancellation Agreement, as applicable, as follows:

(i)           to each lender (if any) under Company Debt, to an account designated by such lender in writing, the amount of Debt specified in such lender’s Pay Off Letter (collectively, the sum of such Debt amounts for all such payees being hereinafter referred to as the “Debt Pay-Off Amount”);

(ii)          the Escrow Amount plus the Working Capital Escrow Amount with the Escrow Agent;

(iii)          all Company Transaction Costs that remain outstanding as of the Closing Date to such account or accounts as are designated by the Company in accordance with Section 5.14 (collectively, the sum of such payments for all payees of Company Transaction Costs being hereinafter referred to as the “Paid Company Transaction Costs”);

(iv)         such account as is designated by the Representative in writing, the Representative Holdback;

(v)          to each Stockholder that delivers a completed and duly executed Letter of Transmittal and all applicable Certificates for cancellation (or an affidavit of loss and indemnity agreement as contemplated by the Letter of Transmittal and who complies with the requirement of such affidavit of loss and indemnity agreement) to Parent or its exchange agent on or prior to the Closing Date, an amount equal to the Stockholder’s Applicable Percentage of the Closing Merger Consideration.  Notwithstanding anything to the contrary in this Agreement, with respect to any payments due to a Stockholder as a result of the net exercise and cancellation at the Effective Time of any Non-Company Warrants held (but not issued) by such Stockholder, such amounts (including, without limitation, any amounts which are payable by the Representative or the Escrow Agent hereunder) shall be remitted to and processed by the Surviving Corporation or its agent, and paid to such Stockholder in the amounts and at the times set forth in this Agreement, net of all required withholdings as set forth in Section 2.15.  The Surviving Corporation or its agent shall pay, or cause to be paid, to such Stockholder any amounts received from the Representative or the Escrow Agent pursuant to the preceding sentence as soon as practicable and not later than five (5) Business Days following receipt of such amounts.

(vi)         through the Company’s payroll system (or, at the option of Parent for any particular Optionholder, through Parent’s exchange agent) to each Optionholder that delivers a completed and duly executed Option Cancellation Agreement, an amount equal to (I) the excess of (x) such Optionholder’s Applicable Percentage of the Closing Merger Consideration over (y) the aggregate exercise price for all outstanding vested Options held by such Optionholder and (II) the amounts, if any, that may become payable in respect of such Options in the future pursuant to Section 2.12 and/or Section 2.13.  Notwithstanding anything to the contrary in this Agreement, with respect to any payments which become due in respect of Options from and after the Closing, such amounts (including, without limitation, any amounts which are payable by the Representative or the Escrow Agent hereunder) shall be remitted to and processed by the Surviving Corporation or its payroll agent, and paid to the respective Optionholders in the amounts and at the times set forth in this Agreement, net of all required withholdings as set forth in Section 2.15.  The Surviving Corporation or its payroll agent shall pay, or cause to be paid, to Optionholders any amounts received from the Representative or the Escrow Agent pursuant to the preceding sentence as soon as practicable and not later than five (5) Business Days following receipt of such amounts.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(vii)        to each Warrantholder that delivers a completed and duly executed Warrant Cancellation Agreement an amount equal to (I) the excess of (x) such Warrantholder’s Applicable Percentage of the Closing Merger Consideration over (y) the aggregate exercise price for all outstanding Warrants held by such Warrantholder and (II) the amounts, if any, that may become payable in respect of such Warrants in the future pursuant to Section 2.12 and/or Section 2.13. Notwithstanding anything to the contrary in this Agreement, with respect to any payments which become due in respect of Warrants from and after the Closing, such amounts (including, without limitation, any amounts which are payable by the Representative or the Escrow Agent hereunder) shall be remitted to and processed by the Surviving Corporation or its agent, and paid to the respective Warrantholders in the amounts and at the times set forth in this Agreement, net of all required withholdings as set forth in Section 2.15.  The Surviving Corporation or its agent shall pay, or cause to be paid, to Warrantholders any amounts received from the Representative or the Escrow Agent pursuant to the preceding sentence as soon as practicable and not later than five (5) Business Days following receipt of such amounts.

(b)           Post-Closing Payments.  From and after the Closing, (i) Parent or its exchange agent shall promptly (and in any event within five (5) Business Days after receipt) pay or cause to be paid to (x) each Stockholder that delivers a completed and duly executed Letter of Transmittal and all applicable Certificates for cancellation (or an affidavit of loss and indemnity agreement as contemplated by the Letter of Transmittal) and an Agreement to be Bound, (y) each Optionholder that delivers a completed and duly executed Option Cancellation Agreement and an Agreement to be Bound, and (z) each Warrantholder that delivers a completed and duly executed Warrant Cancellation Agreement and an Agreement to be Bound, to Parent at any time after the Closing Date, with respect to all Securities held by such Securityholder, the amount (without interest) that would have been payable to such Securityholder pursuant to Section 2.10(a)(v), 2.10(a)(vi) or 2.10(a)(vii), if such Securityholder had delivered such documents on or prior to the Closing Date (the aggregate amount of such payments, the “Post-Closing Owed Amounts”), and (ii) Parent or its exchange agent shall hold the Post-Closing Owed Amounts in a segregated account to be used solely for purposes of this Section 2.10(b).  Any other payments (including distributions by the Escrow Agent and payments of any Final Adjustment Surplus) to be made to the Securityholders following the Closing shall be made by the Parent, the Surviving Corporation or the Escrow Agent, as applicable.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(c)           Unexchanged Shares.  Any portion of the Aggregate Merger Consideration that remains unclaimed by the Securityholders twelve (12) months after the Effective Time shall be returned to Parent, upon demand at the discretion of Parent, and any Securityholder who has not exchanged Certificates or delivered Option Cancellation Agreements or Warrant Cancellation Agreements for the Aggregate Merger Consideration in accordance with this Section 2.10 prior to that time shall thereafter look only to Parent for payment of the Aggregate Merger Consideration; provided, that any such portion of the Aggregate Merger Consideration payable from the Escrow Funds shall be held and distributed to the Persons entitled thereto in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein and any portion of any amounts payable under Section 2.13 to which the Securityholders may become entitled shall become payable at the times and subject to the contingencies specified herein. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates, Options or Warrants for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws. Any amounts remaining unclaimed by Securityholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d)          Dissenting Share Payments.  Parent shall make available any amounts to be paid to a Stockholder that is attributable to a Dissenting Share to pay the fair value of such Dissenting Share for which appraisal rights are perfected pursuant to Section 262 of the DGCL.  With respect to any amounts that are attributable to a Dissenting Share, such amounts shall be withheld by Parent for distribution to the holder thereof in accordance with Sections 2.6 only upon the withdrawal or loss of the right to appraisal pursuant to Section 262 of the DGCL and the delivery of a completed and duly executed Letter of Transmittal and all applicable Certificates for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal) to Parent, with respect to all Shares held by such Stockholder.  Any portion of the Aggregate Merger Consideration made available to any exchange agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(e)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the delivery of an affidavit of loss and indemnity agreement by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Aggregate Merger Consideration payable in respect thereof pursuant to Section 2.10(b).

(f)           Transferees.  If any portion of the Agreement Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to any exchange agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the exchange agent that such Tax has been paid or is not payable.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
2.11.      Closing Adjustment Amount.

(a)           No later than two (2) Business Days before the Closing Date, the Company shall deliver or cause to be delivered to Parent an estimated balance sheet of the Company and its Subsidiaries prepared as of 11:59 p.m. on the last Business Day prior to the Closing Date (except as otherwise contemplated by this Agreement) (the “Estimated Closing Balance Sheet”), which sets forth a good faith estimate of the following: (i) the amount of Cash (“Estimated Cash”), (ii) the amount of Debt outstanding (the “Estimated Debt”), (iii) the amount of Working Capital Surplus or Working Capital Deficiency (“Estimated Working Capital Surplus” or “Estimated Working Capital Deficiency,” respectively), and (iv) the amount of Company Transaction Costs that the Company proposes will be Paid Company Transaction Costs and any other Company Transaction Costs that, without limiting the effect of Section 2.10(a)(iii), would otherwise be unpaid after giving effect to the Closing (the “Estimated Company Transaction Costs”) in each case, as of such time and date.  The Estimated Closing Balance Sheet shall be prepared by the Company in accordance with this Agreement and GAAP in a manner consistent with, and using the same principles, policies, methods and practices used in, the preparation of the Financial Statements; provided, that in the event of a conflict between GAAP and the preparation of the Financial Statements, GAAP shall prevail.

(b)           Contemporaneously with the delivery of the Estimated Closing Balance Sheet, the Company shall deliver to the Parent the Closing Capitalization Schedule in accordance with Section 5.16.  The parties understand and agree that each Securityholder’s Applicable Percentage and Pro Rata Share has been calculated based upon the accuracy of the representations and warranties set forth in Section 3.2 and that, in the event the number of outstanding Shares or the number of outstanding Options, Warrants or other stock equivalents is greater or less than the amounts specifically set forth in Section 3.2 (including as a result of (i) any inaccuracy in the representations and warranties set forth in Section 3.2 or any inaccuracy in Company Disclosure Schedule 3.2 or the Closing Capitalization Schedule, (ii) the issuance or expiration after the date of this Agreement of options, warrants or other rights to purchase Shares, or (iii) any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into stock or any stock equivalent of the Company, recapitalization, reclassification or other like change occurring after the date of this Agreement) each Securityholder’s Applicable Percentage and Pro Rata Share shall be appropriately adjusted.  Notwithstanding anything to the contrary in this Agreement, in no event shall the sum of the payments due and payable pursuant to this Article II exceed the Base Purchase Price, except to the extent the Aggregate Merger Consideration (disregarding for this purpose the Aggregate Option Exercise amount and the Aggregate Warrant Exercise Amount) exceeds the Base Purchase Price.  In no event will Parent or Merger Sub have any obligation or liability to any party hereto or any other Person in the event the sum of the payments due and payable pursuant to this Article II exceed the Base Purchase Price, except to the extent the Aggregate Merger Consideration (disregarding for this purpose the Aggregate Option Exercise amount and the Aggregate Warrant Exercise Amount) exceeds the Base Purchase Price.  In calculating the Applicable Percentage of Merger Consideration payable under this Article II, Parent shall be entitled to rely conclusively on the representations and warranties contained in Section 3.2 regarding the capital structure of the Company and the Closing Capitalization Schedule and in the event of any inconsistency between such representations and warranties and the Closing Capitalization Schedule, on the Closing Capitalization Schedule.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
2.12.      Final Adjustment Amount.

(a)           No later than ninety (90) days after the Closing Date, Parent shall cause the Surviving Corporation to prepare and deliver to the Representative a consolidated balance sheet of the Company and its Subsidiaries prepared as of 11:59 p.m. on the last Business Day prior to the Closing Date (except as otherwise contemplated by this Agreement) (the “Closing Balance Sheet”), which shall set forth the following:  (i) the amount of Cash (“Closing Cash”), (ii) the amount of Debt (“Closing Debt”), (iii) the components of Working Capital to enable Parent and the Representative (on behalf of the Securityholders) to calculate the amount of Working Capital (“Closing Working Capital”) and the amount of Working Capital Surplus or Working Capital Deficiency (“Closing Working Capital Surplus” or “Closing Working Capital Deficiency,” as the case may be), and (iv) the Company Transaction Costs that were not Paid Company Transaction Costs (the “Closing Company Transaction Costs”) in each case, as of such time and date.  The Closing Balance Sheet shall be prepared in accordance with this Agreement and GAAP in a manner consistent with, and using the same principles, policies, methods and practices used in, the preparation of the Financial Statements; provided that in the event of a conflict between GAAP and the preparation of the Financial Statement, GAAP shall prevail.  Following the delivery of the Closing Balance Sheet to the Representative, Parent and the Surviving Corporation shall afford the Representative and its representatives the opportunity to examine the Closing Balance Sheet, and such supporting schedules, analyses and other underlying records or documentation as are reasonably necessary and appropriate.  Parent and the Surviving Corporation shall reasonably cooperate with the Representative and its representatives in such examination, including providing answers to questions asked by the Representative and its representatives, and Parent and the Surviving Corporation shall promptly make available to the Representative and its representatives any records that are reasonably requested by the Representative and its representatives.

(b)           If within 30 days following delivery of the Closing Balance Sheet to the Representative, the Representative has not delivered to Parent written notice (the “Objection Notice”) of its objections to the Closing Balance Sheet (such Objection Notice must contain a statement describing in reasonable detail the basis of such objections), then the Closing Balance Sheet, Closing Cash, Closing Debt, Closing Working Capital, Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, and Closing Company Transaction Costs as set forth in or derived from such Closing Balance Sheet shall be deemed final and conclusive and shall be the “Final Balance Sheet,” “Final Cash,” “Final Debt,” “Final Working Capital”, “Final Working Capital Surplus” or “Final Working Capital Deficiency,” and “Final Company Transaction Costs” respectively.  If the Representative delivers the Objection Notice within such 30-day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the Objection Notice.  If at the end of the 15-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to an accounting firm to be selected jointly by the Representative and Parent within the following five days or, if the Representative and Parent are unable to mutually agree within such five-day period, such accounting firm shall be a mutually agreed upon, nationally recognized accounting firm (such jointly selected accounting firm, the “Referee”).  The Referee shall determine any unresolved items of the Final Balance Sheet, Final Cash, Final Debt, Final Working Capital and Final Working Capital Surplus or Final Working Capital Deficiency within 30 days after the objections that remain in dispute are submitted to it.  If any objections are submitted to the Referee for resolution, (i) each party shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (iii) the determination by the Referee of Final Cash, Final Debt, Final Working Capital, Final Working Capital Surplus or Final Working Capital Deficiency and Final Company Transaction Costs, as set forth in a written notice delivered to both parties and the Escrow Agent by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iv) the fees and expenses of the Referee shall be paid by the Parent and the Securityholders in inverse proportion as they may prevail on the merits (with the amount payable by the Securityholders to be paid out of any remaining amounts in the Working Capital Escrow or the Representative Holdback).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(c)          To the extent that the Final Adjustment Amount minus the Closing Adjustment Amount is a positive number, such excess (the “Final Adjustment Surplus”) shall be paid by Parent via wire transfer of immediately available funds within five days of the determination of the Final Adjustment Amount to the Securityholders in accordance with their Applicable Percentages.  To the extent that the Final Adjustment Amount minus the Closing Adjustment Amount is a negative number, the absolute value of such deficiency (the “Final Adjustment Deficiency”) shall be distributed to Parent from the Working Capital Escrow Amount; provided, however, that if the Surviving Corporation fails to deliver to the Representative the Closing Balance Sheet no later than 90 days after the Closing Date, then any Final Adjustment Deficiency shall be deemed to be zero and no amounts shall be distributed to Parent from the Working Capital Escrow Account pursuant to this Section 2.12(c).  In the event the Working Capital Escrow Amount is insufficient to pay the entire Final Adjustment Deficiency, Parent may, in its discretion, deliver a written notice to the Escrow Agent and the Representative specifying the amount of such deficiency, and the Escrow Agent shall pay such amount out of the Working Capital Escrow Account and, thereafter, at the sole option of Parent, from the Escrow Amount, to Parent in accordance with the terms of the Escrow Agreement.  No failure on the part of Parent to deliver a notice as specified in the immediately preceding sentence shall relieve the Securityholders of the obligation to pay the amount of the Final Adjustment Deficiency to Parent.  In the event the amount of funds in the Working Capital Escrow Amount exceeds the Final Adjustment Deficiency, then the Escrow Agent, after paying the Final Adjustment Deficiency to Parent as provided herein, shall promptly (but in any event, within five (5) Business Days) pay any remaining amounts in the Working Capital Escrow Amount to the Securityholders in accordance with their respective Applicable Percentages.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
2.13.      Escrow.

(a)           Escrow Amount.  On or prior to the Closing, (i) the Representative, Parent and the Escrow Agent shall enter into the Escrow Agreement, and (ii) an amount equal to [***] (the “Escrow Amount”) shall be deposited in escrow at Closing pursuant to Section 2.10(a)(ii) and shall be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement.  On the first anniversary of the Closing Date, the parties shall cause the Escrow Agent, pursuant to the Escrow Agreement, to promptly (but in any event, within five (5) Business Days after the first anniversary of the Closing) release and deliver to the Securityholders (in accordance with Section 2.10(a)) an amount equal to [***] (the “First Period Escrow Amount”) less the amount of pending or disputed indemnification claims of Parent Indemnified Persons in compliance with the requirements of Article VIII and the aggregate amount of any releases from the Escrow Account, if any, for claims prior to such first anniversary date.  The amount of the First Period Escrow Amount subject to such pending or disputed indemnification claims of Parent Indemnified Persons made before the first anniversary of the Closing Date shall remain in the Escrow Fund until such time such portion of the First Period Escrow Amount is no longer subject to pending or disputed indemnification claims of Parent Indemnified Persons, at which time the parties shall cause the Escrow Agent, pursuant to the Escrow Agreement, to promptly (but in any event, within five (5) Business Days) release and deliver to the Securityholders (in accordance with Section 2.10(a)) such amount. On midnight, Pacific Time on the date that is the eighteen month anniversary of the Closing Date (for example, if the Closing Date was June 15, 2016, then the date would be December 15th, 2017) (the “Escrow Termination Date”) the parties shall cause the Escrow Agent, pursuant to the Escrow Agreement, to promptly (but in any event, within five (5) Business Days) release and deliver to the Stockholders the remaining amounts held in the Escrow Fund less the amount subject to pending or disputed indemnification claims of Parent Indemnified Persons , and where such claims are in compliance with the requirements of Article VIII.  On the Escrow Termination Date, the Escrow Fund will terminate except with respect to any amount that is reasonably necessary (based on the facts and circumstances existing at the time) to satisfy any unsatisfied (including pending) claims for Losses specified in any Officer’s Certificate delivered by Parent Indemnified Persons to the Escrow Agent and the Representative on or prior to the Escrow Termination Date, and in accordance with the provisions of Article VIII.  As soon as all such claims have been resolved, the Escrow Agent shall immediately deliver to the Securityholders (in accordance with Section 2.10(a)) the remaining portion of the Escrow Amount, if any, not required to satisfy such claims pursuant to the Escrow Agreement. Deliveries from the Escrow Fund to the Stockholders pursuant to this Agreement and the Escrow Agreement shall be made in proportion to the Securityholders’ respective Applicable Percentage of the remaining Escrow Amount as set forth in Exhibit C, and in the Escrow Agreement, with each amount rounded to the nearest whole cent ($0.01).

(b)           Working Capital Escrow.  On or prior to the Closing, pursuant to the Escrow Agreement, an amount equal to the Working Capital Escrow Amount shall be deposited in an escrow (separate from the Escrow Amount) at Closing pursuant to Section 2.10(a)(ii) and shall be held in escrow pursuant to the terms of Section 2.12 hereof and the Escrow Agreement.  The Working Capital Escrow Amount shall be used, held and disbursed solely pursuant to Section 2.12 and shall not be used for any other purpose.

(c)           Instructions to Escrow Agent.

(i)           The Representative and Parent covenant and agree to jointly instruct the Escrow Agent in writing promptly (within five (5) Business Days) after the determination of the Final Adjustment Amount to make any disbursements required by Section 2.12(c).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(ii)          Subject to Section 8.4(c), the Representative covenants and agrees that at any time a Parent Indemnified Person is indemnified for Parent Indemnification Claims under Article VIII, including if requested by Parent, the Representative shall promptly execute and deliver to the Escrow Agent joint written instructions with Parent to release to the Parent Indemnified Person such portion of the Escrow Amount as is necessary to satisfy the Securityholders’ indemnification obligations for Parent Indemnification Claims under Article VIII.

2.14.       Representative Holdback.  The amount of [***] (the “Representative Holdback”) shall be paid at Closing pursuant to Section 2.10(a)(iv) to an account maintained for the benefit of the Securityholders, and shall be held, used and disbursed by or at the direction of the Representative in accordance with Article X.

2.15.       Withholding.  Notwithstanding any other provision of this Agreement, Parent and Surviving Corporation and its Subsidiaries shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable or otherwise deliverable pursuant to this Agreement or in connection with the re-allocation of Shares under Non-Company Warrants such amounts as are required to be withheld with respect to the making of such payment under any provision of U.S. federal, state, local, or other Tax Law, and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information for the purpose of determining whether such withholding is required.  In such event, Parent shall notify the Representative of its intention to deduct or withhold and the Parties shall cooperate in good faith to minimize to the extent permissible under Applicable Law the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding; provided that nothing in this sentence shall require Parent to incur any expense or take any tax position with which it in good faith disagrees.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

3.1.         Organizational Matters.

(a)           Organization, Standing and Power to Conduct Business.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except for any such failures that would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)          Charter Documents.  True and correct copies of the Company Certificate of Incorporation and the Company Bylaws and the respective certificates of incorporation, bylaws, limited liability company agreements or other comparable organizational documents of the Subsidiaries of the Company, as amended and as in effect on the date of this Agreement and immediately prior to the Closing (the “Company Governing Documents”), have been furnished or made available to Parent or its representatives.  Neither the Company nor any of its Subsidiaries is in violation of, or in default under, any of the provisions of its respective Company Governing Documents, including any failure to comply and satisfy any anti-dilution rights of securities having such rights.

(c)           Subsidiaries.  Company Disclosure Schedule 3.1(c) sets forth a complete list of each Subsidiary of the Company and the jurisdiction of incorporation of each Subsidiary.  Each Subsidiary of the Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except for any such failures that would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries.  The Company directly or indirectly owns 100% of the capital stock or other equity interests or ownership interests of each of its Subsidiaries free and clear of all Liens other than Permitted Encumbrances.  There are no outstanding securities of the Company’s Subsidiaries convertible into or exchangeable or exercisable for capital stock or other equity interests or ownership interests in the Company or any of the Company’s Subsidiaries, or options, warrants or other rights to acquire capital stock or other equity interests or ownership interests in the Company or any of its Subsidiaries.

3.2.        Capital Structure.

(a)           Company Disclosure Schedule 3.2(a)(i) sets forth a complete and accurate list of all record and beneficial owners of the issued and outstanding capital stock of the Company.  As of the date of this Agreement, the authorized capital stock of the Company consists of [***].  All Shares are duly authorized, validly issued, fully paid and nonassessable.  Company Disclosure Schedule 3.2(a)(ii) sets forth, for each Subsidiary of the Company, a complete and accurate list of its authorized capital stock or other equity or ownership interests and the record and beneficial holders of its outstanding capital stock or other equity or ownership interests.

(b)           Company Disclosure Schedule 3.2(b) sets forth a complete and accurate list of each Option, including the name of the holder of such Option, date of grant, expiration date, exercise price, number of Shares subject thereto and the vesting schedule thereof.  All Options were issued under the Company Stock Plan.  The Company has furnished to the Parent true and complete copies of the Company Stock Plan and true and complete copies of all stock option agreements evidencing Options.  The Company has outstanding warrants (each, a “Warrant”; for the avoidance of doubt, “Warrant” shall not include any Non-Company Warrant) for the purchase of an aggregate of [***] shares of Series Seed Preferred Stock.  Company Disclosure Schedule 3.2(b)(ii)  sets forth the names of all Persons holding each such Warrant, together with the number of Warrants thus held, the number of Shares under the Warrant, and the relevant exercise price(s), vesting date(s) and number of Warrants vesting on each such date, and expiration date(s) thereof, as applicable. All such Options and Warrants have been offered, issued and delivered by the Company in all material respects in compliance with all Applicable Laws and in compliance with all pre-emptive or similar rights.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(c)           Except as set forth above, as of the date of this Agreement and as of the Closing Date, there are not outstanding (i) any shares of capital stock or other voting securities of the Company; (ii) any securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company; nor (iii) any options, warrants, calls, rights, commitments, shareholder agreements, voting agreements or other agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  Each outstanding Share or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.  There are no phantom stock interests, stock appreciation rights or similar contractual entitlements to the profits of the Company or any of its Subsidiaries outstanding.  All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in material compliance with all applicable federal and state securities laws and in compliance with all pre-emptive or similar rights.

(d)          Except as set forth in the Company Governing Documents or Company Disclosure Schedule 3.2(d), there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of Shares, nor are there any agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any of any Shares, Options or Warrants.

(e)           The Closing Capitalization Schedule will, when delivered, be correct.

3.3.         Authority and Due Execution.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  Upon the receipt of the Stockholder Approval, as contemplated herein, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein or therein will have been duly authorized by all necessary corporate action on the part of the Company.  The Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock required to adopt this Agreement and approve the Transaction Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby.  This Agreement and each of the other Transaction Documents to which the Company is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company and, assuming that this Agreement and the other Transaction Documents to which the Company is a party constitute the valid and binding agreement of the other parties hereto and thereto (subject to the exceptions in (a) and (b) immediately below), constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).  The board of directors of the Company, via unanimous written consent, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the Stockholders for adoption and (iv) resolving to recommend that the Stockholders vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
3.4.         Non-Contravention and Consents.

(a)           Non-Contravention.  The execution and delivery of this Agreement and each other Transaction Document does not, and the performance of this Agreement and each other Transaction Document will not:  (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws, or the respective certificate of incorporation, bylaws, limited liability company agreement or other similar organizational documents of its Subsidiaries; (ii) conflict with or violate any Applicable Law; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a breach or default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, or loss of benefits under any Material Contract; (iv) give others any right of termination, amendment, modification, acceleration or cancellation of, or allow the imposition of fees or penalties; (v) materially impair the rights of the Company or alter materially the rights or obligations of any third party under; or (vi) result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Material Contract; except, with respect to each of clauses (iii) through (iv) above, such matters which (x) are set forth on Company Disclosure Schedule 3.4 or (y) would not be material to the Company or its Subsidiaries.

(b)           Contractual Consents.  Except as set forth in Company Disclosure Schedule 3.4(b), no Consent under any Material Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby.

(c)           Governmental Consents.  No Consent of any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Certificate of Merger with the Secretary of State of Delaware and (ii) such other Consents, the failure of which to be obtained or made would not be material to the Company or any of its Subsidiaries.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(d)          State Takeover Laws.  No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Transaction Documents.

3.5.         Financial Statements.

(a)           Financial Statements.  Attached hereto in Company Disclosure Schedule 3.5(a) are true, correct and complete copies of (i) the audited consolidated financial statements (consisting of a balance sheet, statement of income and statement of cash flows) of the Company and its Subsidiaries for the years ended December 31, 2014 and December 31, 2015 and (ii) the Company’s unaudited consolidated financial statements (consisting of a monthly balance sheets, statements of income and statement of cash flows) of the Company and its Subsidiaries for each month of the five-month period ended May 31, 2016 (collectively, the “Financial Statements”).  The Financial Statements were prepared in accordance with GAAP consistently applied and in accordance with historic past practices throughout the periods involved and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein, in accordance with GAAP (except that the unaudited Financial Statements do not contain all notes required by GAAP to the extent disclosed on Schedule 3.5(a) and are subject to normal year-end adjustments which are not, individually or in the aggregate, material).

(b)           Absence of Liabilities.  The Company and its Subsidiaries have no liability, contingent or otherwise, or obligation whether or not of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except for (i) liabilities to the extent included as liabilities or shown as a reserve in the Financial Statements, (ii) liabilities incurred in the ordinary course of business and consistent with past practices of the Company since the date of the most recent Financial Statements; or (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents to the extent they are Paid Company Transaction Costs.

3.6.         Litigation.  Except as set forth on Company Disclosure Schedule 3.6(a), there is no action, suit, judicial or administrative proceeding, grievance or arbitration pending or, to the Company’s Knowledge, threatened against (i) the Company or any of its Subsidiaries, (ii) any material property or material asset of the Company, (iii) any officer or director of the Company arising out of the fact that such Person is an officer or director of the Company or (iv) the transactions contemplated by this Agreement.  There are no outstanding orders, writs, injunctions or decrees or, to the Company’s Knowledge, reviews or investigations relating to the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened by or before any arbitrator or any Governmental Authority.  There is no action, suit, judicial or administrative proceeding, grievance or arbitration that the Company or any of its Subsidiaries intends to initiate, commence or file.  Company Disclosure Schedule 3.6(b) also sets forth a complete and correct list and description of all material actions, suits, judicial or administrative proceeding, grievance or arbitration filing made, filed or otherwise initiated in connection with the Company that have been resolved since January 1, 2012, and the resolution thereof.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
3.7.         Taxes.

(a)           All Taxes imposed on the Company and its Subsidiaries have been fully paid, whether or not shown on Tax Returns.  The Company and its Subsidiaries have duly complied with all material withholding Tax and Tax deposit requirements imposed on them.  All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been duly and timely filed with the appropriate Governmental Authority (other than Tax Returns for which timely extensions have been filed, granted and have not expired) and all such Tax Returns are correct and complete in all material respects.  True, correct and complete copies of all filed federal Tax Returns for the Company and its Subsidiaries with respect to taxable years commencing on or after January 1, 2011 have been delivered or made available to representatives of Parent.

(b)           No claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by that jurisdiction.  There is no audit, litigation or other proceeding with respect to Taxes (each, a “Tax Proceeding”) pending against the Company or any of its Subsidiaries, and no assessment, deficiency or adjustment for Taxes has been asserted by any Governmental Authority against the Company or any of its Subsidiaries that has not been finally resolved and satisfied.

(c)           There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax of or with respect to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement, offer in compromise or any other agreement with any taxing authority.

(d)           Neither the Company nor any of its Subsidiaries is, or ever has been, a member of a Consolidated Group (other than a group which includes only the Company and its Subsidiaries).  Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Laws).

(e)           There are no Liens (other than statutory Liens for Taxes that are not yet due and payable) with respect to any asset of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(f)            Each of the Company and its Subsidiaries has at all times used the accrual method of accounting for income Tax purposes.

(g)           Company Disclosure Schedule 3.7(g) sets forth all foreign jurisdictions in which the Company and its Subsidiaries are subject to Tax, are engaged in business or have a permanent establishment.  Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a) 8.  Neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(h)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period beginning after the Closing Date as a result of (i) an adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Applicable Laws) by reason of a change in method of accounting, or otherwise, prior to the Closing Date for a Pre-Closing Period, (ii) the installment method of accounting, the completed contract method of accounting, or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iii) an election made pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Applicable Laws) prior to the Closing Date, (iv) any inclusion under Section 956 of the Code for the taxable year of the Company or any of its Subsidiaries with respect to any loan, debt or other investment or transaction entered into before the Closing Date, or (v) any “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Laws) executed prior to the Closing Date.

(i)            Neither the Company nor any of its Subsidiaries has engaged in a transaction that constitutes a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(j)            Neither the Company nor any of its Subsidiaries is a party to a Tax sharing, indemnity, allocation or similar agreement.  No power of attorney granted by or with respect to the Company or any Subsidiary relating to Taxes is currently in force.

(k)           Neither the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l)            None of the Company’s non-U.S. Subsidiaries has recognized any amount of Subpart F income as defined in Section 952 of the Code during a taxable year of such Subsidiary that includes but does not end on the Closing Date.

(m)          All information in the possession of the Company and its Subsidiaries relating to the Company’s and/or its Subsidiaries’ compliance with transfer pricing Laws during the past three years has been delivered or made available to representatives of the Parent.

(n)           Since December 31, 2015, neither the Company nor any of its Subsidiaries have made, changed or rescinded any Tax election, amended any Tax Return or taken any position on any Tax Return, taken any action, omitted to take any action or entered into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax assets in respect of any Tax period following the Closing.

(o)           Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.7 and Section 3.14 are the only representations and warranties in this Agreement with respect to the Tax matters of the Company and its Subsidiaries and the Company makes no representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of the Company or any Subsidiary after the Closing Date.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
3.8.         Title to, Sufficiency and Condition of Property and Assets.

(a)           The Company and its Subsidiaries have good, valid and marketable title to, or valid leasehold interests in, all of the material Personal Property used or held for use in its business, including any Personal Property reflected in the Financial Statements.

(b)           The Personal Property has been maintained in all respects with generally accepted industry practice, is in good operating condition and repair (subject to ordinary wear and tear) and is available for immediate use in the business and operation of the Company and its Subsidiaries as presently conducted.  The Personal Property constitutes all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted.  None of the Personal Property is subject to any Liens, other than Permitted Encumbrances.

(c)           Set forth on Company Disclosure Schedule 3.8(c) is a correct and complete list of the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from the lessee) of each such parcel of Leased Real Property.  Each Leased Real Property is a valid and binding obligation of the Company or one of its Subsidiaries and (subject to any of such leases being terminated in the ordinary course of business and consistent with past practices of the Company or its Subsidiaries and in accordance with the terms thereof) is in full force and effect.  Neither the Company nor any of its Subsidiaries is in default under any lease set forth on Company Disclosure Schedule 3.8(c).  The Company has furnished or made available to Parent complete and correct copies of all leases and documents relating thereto, including any amendments thereto and any assignments thereof.  Each lease, sublease or similar agreement is true, accurate and complete, has not been modified, altered, terminated or revoked, is in full force and effect, and no default, breach, violation or non-compliance exists with respect thereto, and no event has occurred and no condition or state of facts which would constitute such default, breach, violation or noncompliance.  To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Leased Real Property lease or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(d)           The Company does not own, and has never owned, any real property.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
3.9.         Intellectual Property.

(a)           Set forth on Company Disclosure Schedule 3.9(a) is a list of all registered or government-issued Owned Intellectual Property, including any applications for registration or issuance thereof (“Registered IP”) and all material unregistered copyrights and trademarks.  All registrations, maintenance and renewal fees finally due before the Closing Date and required to maintain the Company’s ownership of the Registered IP have been paid to the relevant Governmental Authority.  In the last twelve (12) months, no Registered IP has been abandoned (except in the ordinary course of business), canceled or adjudicated invalid, or is subject to any outstanding order, judgment, stipulation or decree restricting its use or adversely affecting or reflecting the Company’s or its Subsidiaries’ rights thereto.  Neither the Company nor its Subsidiaries have taken any action that would materially impair or otherwise materially adversely affect the Company’s or its Subsidiaries’ rights in Registered IP.  The Company solely owns free and clear of any Liens (other than Permitted Encumbrances) all Owned Intellectual Property used in the operations of the business of the Company and its Subsidiaries as currently conducted, including all Intellectual Property set forth on Company Disclosure Schedule 3.9(a).

(b)           The Company either (i) solely owns or (ii) has the license or right to use all Intellectual Property used in the operations of the business of the Company and its Subsidiaries as currently conducted.  Except as would not be material to the Company and its Subsidiaries, no third party is in default of any obligation under any license agreement granting such third party a right to use the Owned Intellectual Property.  The Intellectual Property set forth on Company Disclosure Schedule 3.9(a) is valid, subsisting and enforceable.  The completion of the transactions contemplated by this Agreement will not alter or impair the ownership or right of the Company or its Subsidiaries to use any of the Owned Intellectual Property or Licensed Intellectual Property.  The Owned Intellectual Property and Licensed Intellectual Property constitute all Intellectual Property necessary to operate the business of the Company and its Subsidiaries as currently conducted. The Company has not received a written notice from any third Person pursuant to which such third Person claims to own any Company Intellectual Property .

(c)           To the Company’s Knowledge, the business of the Company, as currently conducted, has not infringed and does not infringe or misappropriate the Intellectual Property of any third party.  No third party has asserted against the Company a claim or allegation (including invitations to license) in writing that the Company is infringing, has infringed or misappropriated any Intellectual Property of such third party. To the Company’s Knowledge, no third party has infringed, misappropriated or is infringing or misappropriating any of the Intellectual Property owned by the Company.  There are no pending or, to the Company’s Knowledge, threatened (i) interferences, reexaminations, oppositions, or cancellation proceedings involving any Owned Intellectual Property or (ii) proceedings contesting the validity, ownership or right to use, sell, license, distribute, or dispose of the Owned Intellectual Property.

(d)           The Company has taken reasonable measures to protect the confidentiality of the Trade Secrets used in the operations of the business of the Company and its Subsidiaries as currently conducted, including but not limited to entering into Contracts with all current employees that have conceived, invented, reduced to practice, authored or otherwise created Trade Secrets that are material to the operations of the business of the Company and its Subsidiaries as currently conducted.  All Intellectual Property developed by or for the Company and its Subsidiaries was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of the Company or its Subsidiaries acting within the scope of their employment, or independent contractors of the Company or its Subsidiaries pursuant to agreements containing an assignment of Intellectual Property to the Company or its Subsidiaries.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(e)           Except as disclosed in Company Disclosure Schedule 3.9(e) (showing in each case the governing license), the software in the Owned Intellectual Property, including the Company’s platform and portal marketed under the “Shipping Easy” brand, do not contain and are not distributed with any Open Source Software, and no Open Source Software has been incorporated into any software in the Owned Intellectual Property used by the Company or its Subsidiaries that would in any way obligate the Company or its Subsidiaries to:  (i) disclose to any third party the source code for any such Owned Intellectual Property; (ii) permit any third party the right to make derivative works based upon any such Owned Intellectual Property; or (iii) permit any third party to redistribute any such Owned Intellectual Property at no or minimal charge.

(f)           The software in the Owned Intellectual Property (i) is not subject to any legal or contractual restriction that would prevent the Company Products from being licensed, sublicensed, marketed, modified or otherwise used or sold by the Company without restriction, and without any payment or other obligation to any other Person, and the consummation of the transactions contemplated by this Agreement will not alter any of the rights described in this subsection (i), (ii) conforms in all material respects to all published feature lists provided by the Company to customers of such Company Products and all warranties or other contractual commitments made by the Company in connection therewith, and (iii) is distributed to customers pursuant to the terms of agreements that provide that the Company retains title to the Company Intellectual Property incorporated into the Company Products.

(g)           No Owned Intellectual Property is subject to any agreement with any Person pursuant to which the Company or its Subsidiaries has, or could be required to deposit into escrow, the source code of such Owned Intellectual Property or pursuant to which access to such source code is or would be granted to a Person.  To the Company’s Knowledge, there has been no unauthorized disclosure of any of such source code.

(h)           The Company or its Subsidiaries, as the case may be, owns or has rights to access and use all electronic data processing, production systems and servers supporting customer transactions, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems used in connection with the business of the Company and its Subsidiaries as currently conducted (the “IT Systems”).  The Company and its Subsidiaries have taken reasonable steps in accordance with industry standards to (i) secure the IT Systems owned by the Company or its Subsidiaries (“Owned IT Systems”) from unauthorized access or use by any Person, and to (ii) facilitate the continued, uninterrupted and error-free operation of the Owned IT Systems.  No capital expenditures are necessary with respect to the Owned IT Systems other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company and its Subsidiaries.

(i)            There has not been any material malfunction with respect to any of the Owned IT Systems since January 1, 2014, that has not been remedied or replaced in all material respects.

(j)            No Owned Intellectual Property has been developed by the Company under or in connection with any Contract with a Governmental Authority.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(k)           The Company has required and obtained, and uses reasonable efforts to enforce, each current and former employee and individual independent contractor of the Company who is involved in the development of Intellectual Property that is included in a Company Product to execute one or more agreements with provisions relating to the protection of the Company’s confidential information and the sole ownership by the Company of all Intellectual Property developed within the scope of the individual’s employment or independent contractor relationship with the Company. The Company has obtained sole ownership of all works of authorship and inventions developed with the funding or facilities or other resources of the Company made by its Employees or individual independent contractors within the scope of the individual’s employment or independent contractor relationship with the Company.

(l)            Notwithstanding any other representation and warranties in this Agreement, the representations and warranties in this Section 3.9 are the only representations and warranties in this Agreement with respect to the Intellectual Property of the Company.

3.10.      Major Customers and Suppliers.

(a)           Company Disclosure Schedule 3.10(a) contains a list of the top twenty customers of the Company, based on the amount of revenue attributable to such customers during the 12-month period ended March 31, 2016 (each, a “Major Customer”).  The Company is not engaged in any dispute with any Major Customer and, to the Company’s Knowledge, no Major Customer has:  (i) threatened to cancel or otherwise terminate, or intends to cancel or otherwise terminate, any relationships with the Company or its Subsidiaries, (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with the Company or its Subsidiaries, or (iii) intends to refuse to pay any amount due to the Company or its Subsidiaries or seeks to exercise any remedy against the Company or its Subsidiaries.  Each of the Company and, to the Company’s Knowledge, each other party to any Contract with any Major Customer is in compliance with the terms thereof, and the Company has not received any written notice, and does not otherwise have knowledge of any breach or potential breach, on the part of the Company, or to the Company’s knowledge, any other party to any Contract with such Major Customer.

(b)           Company Disclosure Schedule 3.10(b) contains a list of the top 10 suppliers of the Company, based on invoices from such suppliers during the 12-month period ended March 31, 2016 (each, a “Major Supplier”).  The Company is not engaged in any dispute with any Major Supplier and, to the Company’s Knowledge, no Major Supplier has or intends to change the price of any suppliers or services provided by such Major Supplier other than in the ordinary course of business, or will not continue to sell supplies or services to the Company and its Subsidiaries on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries.  Each of the Company and, to the Company’s Knowledge, each other party to any Contract with any Major Supplier is in compliance with the terms thereof, and the Company has not received any written notice, and does not otherwise have knowledge of any breach or potential breach, on the part of the Company, or to the Company’s knowledge, any other party to any Contract with such Major Supplier.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
3.11.      Compliance; Permits.

(a)           Compliance.  The Company and its Subsidiaries are and at all times within the past three (3) years have been in compliance in all material respects with all Applicable Laws.  None of the Company, any of its Subsidiaries or any of its and their executive officers has received during the past three years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Applicable Laws.

(b)           Permits.  Each of the Company and its Subsidiaries holds, to the extent required by Applicable Law, all franchises, permits, certificates, licenses, consents, filings, sanctions, registrations, variances, exemptions, orders, authorizations and approvals from, and has made all declarations and filings with, all Governmental Authorities including those listed on Company Disclosure Schedule 3.11(b) (the “Company Permits”) to own, lease and operate the Leased Real Property, to own or use its material assets and to carry on its business as presently conducted.  Each of the Company and its Subsidiaries is and has been in compliance in all material respects with the Company Permits.  No suspension or cancellation of any such Company Permit is pending or, to the Company’s Knowledge, threatened.  Each such Company Permit is valid and in full force and effect and the Company and its Subsidiaries will continue to have the use and benefit of all Company Permits following the consummation of the transactions contemplated hereby. No cancellation or suspension of any such Company Permit is pending, or to the Company’s Knowledge, threatened.  There are no orders binding upon the Company or by which the Company is subject to or operating under.  The Company has not received at any time within the past three (3) years any written notice or other written communication, or to the Company’s Knowledge, any other notice from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Company Permit, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit, or any actual, alleged or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

3.12.      Brokers’ and Finders’ Fees.  Other than the fees payable to Navidar Holdco LLC, the Company has not incurred, nor will it incur, directly or indirectly, any obligation or liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated hereby or thereby.

3.13.      Employment Matters.

(a)           With respect to the Company and its Subsidiaries, there are no, nor have there been in the past five years any, strikes, boycotts, picketing, walkouts, sit-ins, sick-outs, slowdowns, stoppages, or any other comparable forms of organized labor disruptions, nor are any pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to any union contract or collective bargaining agreement, nor, to the Company’s Knowledge, is any such Contract currently in effect or being negotiated by or on behalf of the Company or any of its Subsidiaries.  To the Company’s Knowledge, no union-organizing activities have taken place within the last three years or are taking place presently with respect to the Company or any of its Subsidiaries.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)           Each person or entity classified by the Company or any Subsidiary as an “independent contractor,” consultant, volunteer, subcontractor, “temp,” leased employee, or other contingent worker is and has always been properly classified under all governing law, and the Company has fully and accurately reported all payments to all independent contractors and other contingent workers on IRS Form 1099s or as otherwise required by applicable laws.

(c)           The Company and its Subsidiaries are in compliance as of the date of this Agreement and as of the Closing Date, and have been in material compliance during the past three years, with all Applicable Laws relating to wages (including overtime wages and the proper classification of employees as “exempt” or “nonexempt”) and the withholding of taxes.  The Company and its Subsidiaries have paid all wages and other compensation that was required to be paid as of the date of this Agreement and the Closing Date.

(d)           To the Company’s Knowledge, the Company and its Subsidiaries are in material compliance and have been in material compliance during the past three years, with all Applicable Laws relating to labor and employment, including but not limited to all laws relating to fair employment practices, terms and conditions of employment, applicant and employee background checking, wages (including overtime wages and the proper classification of employees as “exempt” or “nonexempt”), withholding of taxes, the employment of persons who are not citizens of the country in which they are employed, employment discrimination, disability rights and benefits, labor relations, pay equity, civil rights, sexual or other harassment, working hours, industrial relations, employment practices, working conditions, equal employment opportunity, affirmative action, leaves of absence, employee benefits, plant closing, mass layoff, occupational safety and health, visa, immigration and required documentation, and workers’ compensation.

(e)           There are no charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices, or litigations, arbitrations or other proceedings related to employees, pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries.

(f)            Since January 1, 2013, neither the Company nor any of its Subsidiaries has had any plant closings or mass layoffs under the WARN Act.

3.14.      Employee Benefit Plans.

(a)           Company Disclosure Schedule 3.14(a) lists each Employee Benefit Plan that the Company or any Subsidiary maintains or to which the Company or any Subsidiary contributes or is a participating employer or under which the Company or any Subsidiary could be reasonably expected to have any Liability and any Employee Benefit Plan sponsored by any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes the Company under which the Company or any Subsidiary could be reasonably expected to have any Liability (collectively, the “Company Benefit Plans”).  With respect to each Company Benefit Plan, the Company has delivered or made available to Parent or its representatives, to the extent applicable, copies of all plan documents and current summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust or funding agreements and insurance contracts and policies associated with such Company Benefit Plan, and all material correspondence with the Internal Revenue Service, Department of Labor or any other Governmental Authority relating to any Company Benefit Plan.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)           Each Company Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with (i) the terms of the applicable controlling documents and (ii) the applicable provisions of ERISA, the Code and all other Applicable Laws.  Except as set forth on Company Disclosure Schedule 3.14(b), no Company Benefit Plan is a “multi-employer plan,” as that term is defined in Section 3(37) or 4063 of ERISA, and neither the Company nor any of its Subsidiaries contributes to or has any Liability with respect to, and has not during the past six years has contributed to or had any Liability with respect to, any such “multi-employer plan”.  No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c)           Each Company Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods and has not been amended in any way that would jeopardize such qualified status and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to result in the loss of the tax-qualified status of any such Company Benefit Plan.

(d)           Neither the Company nor any Subsidiary has or could reasonably be expected to have any liability (absolute, current, prospective, contingent or otherwise) with respect to any plan that is or has been subject to the minimum funding requirements of Section 412 or 430 of the Code or subject to Section 302 or Title IV of ERISA.

(e)           Neither the Company nor any Subsidiary maintains or contributes to, nor at any time during the six-year period prior to the Closing, has the Company or any Subsidiary maintained or contributed to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code at no cost or the Company or any Subsidiary).

(f)            Except as expressly contemplated by the terms of this Agreement or otherwise set forth on Company Disclosure Schedule 3.14(f), neither the execution and delivery of this Agreement or any other Transaction Document to which the Company is a party nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any other event) will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of the Company; (ii) materially increase any compensation benefits otherwise payable by the Company; (iii) result in the acceleration of the time of payment, exercisability or vesting of any compensation or benefits; or (iv) result in any payment that would not be fully tax-deductible as a result of Section 280G of the Code.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(g)           There is no matter, action or claim pending (other than routine qualification determination filings) or to the Company’s Knowledge threatened, with respect to any of the Company Benefit Plans, including but not limited to any such matters before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

(h)           Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to the Company or its Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company and its Subsidiaries have no commitment or obligation and have not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(i)            Each Company Benefit Plan subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time to time.  The Company and its Subsidiaries have no obligation to “gross up” any tax incurred by any Person pursuant to Section 409A or 4999 of the Code.

(j)            The Company has the right to cancel the options as contemplated by Article II.

(k)           Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.14 are the only representations and warranties in this Agreement with respect to the Company Benefit Plans.

3.15.      Environmental Matters.  Except for matters that would not reasonably be expected to have, individually or in the aggregate, a material effect on the Company and its Subsidiaries:

(a)           the Company and each of its Subsidiaries (i) is and has been in compliance with Environmental Law; (ii) possesses or has timely applied for and, to the extent possessed, complies with all Environmental Permits required under Environmental Laws for the current operations of the Company and each of its Subsidiaries; and (iii) has received no written notice from a Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance in any material respect with any Environmental Law, in each case that remains unresolved;

(b)           there is no, and there has not been any, spill or release to the environment of any Materials of Environmental Concern by the Company or any of its Subsidiaries at any property currently owned, occupied or operated by the Company or any of its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in a material liability to the Company or any of its Subsidiaries under any Environmental Law;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(c)           there is no (i) receipt by the Company or any of its Subsidiaries of written notification alleging that it is liable under any Environmental Law for any spill or release, or threatened release of any Materials of Environmental Concern at any location on the Leased Real Property, in each case that remains unresolved, and (ii) Environmental Claim pending or threatened against the Company or any of its Subsidiaries or against any person whose liability the Company or any of its Subsidiaries has assumed contractually, in each case that remains unresolved; and

(d)           all reports, audits, or correspondence addressing material liabilities under Environmental Law and pertaining to the Leased Real Property that are in the possession of the Company or any of its Subsidiaries have been furnished or made available to Parent or its representatives for review prior to the date hereof.

Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Claims and any environmental matters of or relating to the Company and any of its Subsidiaries.

3.16.      Material Contracts.  Company Disclosure Schedule 3.16 sets forth an accurate list of each Material Contract to which the Company or any of its Subsidiaries is party or any of its respective assets or properties are bound or affected as of the date hereof or pursuant to which the Company or any of its Subsidiaries is an obligor or a beneficiary as of the date hereof.  True, complete and correct copies of all Material Contracts, including, for the avoidance of any doubt, all material amendments, waivers or other changes thereto, and accurate written summaries of all oral Material Contracts have been delivered or made available to Parent.  Each Material Contract is in full force and effect. All Material Contracts are valid and binding on the Company or the applicable Subsidiary in accordance with its terms and is enforceable against the Company or the applicable Subsidiary and, to the Knowledge of the Company, against the other parties thereto except in each case (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.  The Company or, to the Company’s Knowledge, any other party thereto, has not provided or received any notice of any intention to terminate, any Material Contract.  To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract. The Company and its Subsidiaries have not violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Material Contract or give rise to a material Liability of the Company or any of its Subsidiaries under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
3.17.      Insurance.

(a)           The Company is covered by insurance in scope and amount customary and reasonable for the business and includes, but is not limited to: (i) Commercial General Liability; (ii) Workers’ Compensation and Employer’s Liability; (iii) Professional Liability; and (iv) Crime/Fidelity, all of which policies are listed on Company Disclosure Schedule 3.17 (collectively, the “Insurance Policies”)

(b)           Neither the Company nor, to the Company’s Knowledge, any other Person is in material breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under any such insurance policy.  To the Company’s Knowledge, no party to any such insurance policy has repudiated any provision thereof.  The Company has not received any written notice that any insurer under any such insurance policy is denying liability with respect to a claim thereunder or defending liability under a reservation of rights clause.  All such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement, subject to their expiration date.  All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies.  The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof.

3.18.      Transactions with Related Parties.

(a)           Except as set forth on Company Disclosure Schedule 3.18(a), no Related Party of the Company or any of its Subsidiaries: (i) to the Company’s Knowledge (except in the case of officers and directors of the Company, where such Knowledge qualifier shall not apply) owns, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) to the Company’s Knowledge owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses in or pertaining to the business of the Company or any of its Subsidiaries; or (iii) has any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries.

(b)           Except for this Agreement, there are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(c)           No Related Party of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party.  To the Company’s Knowledge (except in the case of a Related Party with an Applicable Percentage greater than or equal to 2%, where such Knowledge qualifier shall not apply), no related Party has any direct or indirect ownership interest in (x) any Person with which the Company is Affiliated or with which the Company has a business relationship or (y) any Person that competes with the Company (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company).  No officer or director is, directly or indirectly, a party to or interested in any Contract with the Company or its Affiliates.

3.19.      Privacy and Security.

(a)           The Company complies, in all material respects, with all Applicable Laws (“Privacy Laws”), as well as its own privacy policies and notices, with respect to (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information collected from visitors who use the Company’s Websites) and (ii) Personal Information security and data loss, theft and breach.

(b)           The Company posts notices with respect to the matters set forth in Section 3.19(a) on its Websites in conformance with Privacy Laws.

(c)           To the Company’s Knowledge, (i) the advertisers and other Persons with which the Company has contractual relationships have not breached any agreements with the Company with respect to Personal Information collected by the Company or any Privacy Laws pertaining to such Personal Information; (ii) the Company does not serve advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation; and (iii) the Company has not received a material volume of consumer complaints relative to software downloads that resulted in the installation of any of the Company’s tracking technologies.

(d)           The Company takes reasonable steps to protect the operation, confidentiality, integrity and security of all Personal Information collected, stored or processed through its Websites against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and, to the Company’s Knowledge, there have been no material breaches of same.  Without limiting the generality of the foregoing, the Company uses encryption technology of at least 128-bits for the Websites owned by the Company.

3.20.      Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries (nor, to the Company’s Knowledge, any of their respective directors, executives, representatives, agents or employees), directly or indirectly (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption law applicable to the Company or any of its Subsidiaries, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d) or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
3.21.      Absence of Changes.  Except as set forth on Company Disclosure Schedule 3.21, since December 31, 2015, (a) the Company and its Subsidiaries have conducted the business in the ordinary course consistent with past practice, (b) there has not been any event, change, circumstance, occurrence, effect or state of facts, individually or in the aggregate, that has or is likely to have a Material Adverse Effect, (c) neither the Company nor any of its Subsidiaries has suffered any Losses in excess of [***] affecting any of the Leased Real Property or any other assets, whether or not covered by insurance, except, in each case, where such failure would not be material to the Company and its Subsidiaries, (d) there has not been any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (e) there has not been any material revaluation by the Company of any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (f) there has not been adoption of any new severance plan, agreement or arrangement or any other Company Benefit Plan, or termination, amendment, modification or alteration in any respect of any severance plan, agreement or arrangement or any other Company Benefit Plan, in each case whether written or oral; (g) there has not been any modification to the terms of an employment agreement with a Key Executive (or any other Company employee outside the ordinary course of business) or any increase in the compensation payable by the Company to any Key Executive (or any other Company employee outside the ordinary course of business); (h) there has not been any change in cash management policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, and deferral of revenue; (i) there has not been any sale, assignment, grant of a license in or transfer of any Intellectual Property, except in the ordinary course of business consistent with past practice; or (j) there has not been any action taken by the Company that legally binds the Company to take any of the foregoing actions described in this Section 3.21.

3.22.      Banking Matters.  A true, complete and correct list of the names of all banks and other financial institutions (with account numbers) in which the Company or its Subsidiaries has an account or safe deposit box, and of all brokerage firms and other entities and Persons holding funds or investments of the Company or any of its Subsidiaries, and the names of all persons authorized to draw thereon or make withdrawals therefrom has been provided to Parent.

3.23.      [***]

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company and the Securityholders as follows:

4.1.         Organizational Matters.  Each of Parent and Merger Sub is validly existing and in good standing under the laws of the State of Delaware; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure so to qualify would not impair the ability of Parent and Merger Sub to consummate the transactions contemplated in this Agreement.  Parent directly owns all of the issued and outstanding capital stock of Merger Sub, free and clear of all Liens.

4.2.         Authority and Due Execution.  Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated herein or therein have been duly authorized by all necessary corporate action or stockholder action on the part of Parent and Merger Sub.  This Agreement and the other Transaction Documents to which Parent and Merger Sub is or will be a party have been, or upon execution and delivery by each of Parent and Merger Sub will be, duly and validly executed and delivered by the Parent and Merger Sub and, assuming that this Agreement and the other Transaction Documents constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3.         Non-Contravention and Consents.

(a)           Non-Contravention.  The execution and delivery of this Agreement and each other Transaction Document does not, and the performance of this Agreement and each other Transaction Document will not (i) conflict with or violate the certificate of incorporation or bylaws, or other similar organizational documents of Parent or Merger Sub; (ii) conflict with or violate any Applicable Law; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a breach or default) under, or impair the rights of Parent or Merger Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any material portion of its respective assets is bound, except, with respect to each of clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not impair the ability of Parent and Merger Sub to consummate the transactions contemplated in this Agreement.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)           Contractual Consents.  No Consent under any material contract to which Parent or Merger Sub is a party or by which either of them is bound is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Parent or Merger Sub or the consummation of the transactions contemplated hereby or thereby, except for such Consents, the failure of which to be obtained or made would not impair the ability of the Parent and Merger Sub to consummate the transactions contemplated in this Agreement.

(c)           Governmental Consents.  No Consent of any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Certificate of Merger with the Secretary of State of Delaware and (ii) such other Consents, the failure of which to be obtained or made would not impair the ability of the Parent and Merger Sub to consummate the transactions contemplated in this Agreement.

4.4.         Litigation.  To the knowledge of Parent, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or threatened in writing against the Parent or any of its Subsidiaries by or before any arbitrator or Governmental Authority, nor to the knowledge of Parent are there any reviews or investigations relating to the Parent or any of its Subsidiaries pending or threatened in writing by or before any arbitrator or any Governmental Authority that, if resolved adversely to Parent or Merger Sub, would impair the ability of Parent and Merger Sub to consummate the transactions contemplated in this Agreement.

4.5.         Financing.  Parent has cash available to enable it to make the payments contemplated hereunder and to consummate the transactions contemplated hereby and by each Transaction Document.

4.6.         Brokers or Finders.  Parent has not, directly or indirectly, entered into any agreement with any Person that would obligate the Company or any Securityholder to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

4.7.         No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with transactions contemplated hereby.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
ARTICLE V
COVENANTS OF THE PARTIES

5.1.         Operation of Business.

(a)           Except as set forth in Company Disclosure Schedule 5.1(a), or as expressly required or permitted by this Agreement, or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed, and which consent may be given by e-mail or other electronic transmission), during the period from the date of this Agreement until the Closing, the Company will:

(i)           conduct its operations according to the ordinary course of business consistent with past practice;

(ii)          use its reasonable best efforts to preserve intact its current business organization, to keep available the services of its current key employees and to preserve its relationships with customers, suppliers, manufacturers, licensors, licensees, advertisers, distributors and others having business dealings with it;

(iii)         preserve and maintain all of the Company Permits;

(iv)         pay its Indebtedness, Taxes and other Liabilities when due;

(v)          maintain the material properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(vi)         continue in full force and effect without modification all Insurance Policies, except as required by Applicable Laws;

(vii)        defend and protect its material properties and assets from infringement or usurpation;

(viii)       perform all of its obligations under all Material Contracts;

(ix)          maintain its books and records in accordance with past practice; and

(x)          comply in all material respects with all Applicable Laws.

(b)           Without limiting the generality of the foregoing, except as set forth in Company Disclosure Schedule 5.1(b), or as expressly required or permitted by this Agreement, consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), required to be taken by Applicable Law or required to be taken by any Company Benefit Plan, during the period from the date of this Agreement until the Closing, the Company will not, without the prior written consent of Parent:

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(i)           adopt or amend in any material respect any bonus, profit sharing, compensation, severance, change-in-control, termination, stock option, restricted stock, stock purchase, stock appreciation right, pension, retirement, employment or other Employee Benefit Plan or increase in any manner the compensation or fringe benefits of any employee;

(ii)          sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material assets or properties, except in the ordinary course of business consistent with past practice;

(iii)          (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) except in connection with an employee whose employment has terminated in accordance with the Company Stock Plan, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights or options or warrants to acquire any such shares or other securities;

(iv)         authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities exercisable or exchangeable for or convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights);

(v)          amend the Company Charter or the Company Bylaws;

(vi)          acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, except (x) acquisitions of assets (other than capital expenditures) in the ordinary course of business consistent with past practice; and (y) the making of capital expenditures in the ordinary course of business consistent with past practice, in an aggregate amount for all such capital expenditures not to exceed [***];

(vii)        other than Liabilities in connection with any Action or the settlement thereof (which shall be subject to subparagraph (viii) below, pay, discharge, settle or satisfy any Liabilities other than the payment, discharge, settlement or satisfaction in the ordinary course of business and in amounts consistent with past practice;

(viii)       pay, discharge, settle or satisfy any Liabilities in connection with any Action or settlement thereof where the amounts paid or payable by the Company exceed [***] individually or [***] in the aggregate;

(ix)          make or change any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax Liability of the Company, settle or compromise any material income Tax Liability or, except as required by Applicable Laws, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(x)          make any material changes in its accounting method, except (A) as required by changes in GAAP (or any binding interpretation thereof), as required by the Company’s independent public accountants, (B) as may be required by a change in Applicable Laws, or (C) as lawfully required by a Governmental Authority;

(xi)          incur, assume or guarantee any Indebtedness, other than (A) in the ordinary course of business consistent with past practice, (B) borrowings permitted to be incurred hereunder, and (C) other borrowings in an aggregate amount not to exceed [***];

(xii)        amend or modify in any material respect any Material Contract, except in the ordinary course of business consistent with past practice; or

(xiii)       authorize, permit, or commit or agree to take, any of the foregoing actions.

5.2.         Confidentiality.  From and after the Closing, the Securityholders shall, and shall use their respective commercially reasonable efforts to cause their Affiliates and the respective representatives of the Securityholders and their Affiliates, to hold, in confidence any and all information, whether written or oral, (a) concerning the Company, (b) concerning Parent or any of its respective Affiliates, or (c) that is related to this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby, in each case except to the extent that such information (x) is, was or becomes generally available to the public through no action or omission of a Securityholder, any of such Securityholder’s Affiliates or representatives in violation of this Section 5.2; (y) is lawfully acquired by the Securityholder, any of such Securityholder’s Affiliates or representatives from and after the Closing from sources which are not known by such Securityholder or any of such Securityholder’s Affiliates or representatives to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (z) has been or becomes independently developed by a Securityholder or any of such Securityholder’s Affiliates or representatives without use of or reference to any trade secrets or confidential information of the Company. If a Securityholder or any of such Securityholder’s Affiliates or representatives is compelled to disclose any information by judicial or administrative process or by other Applicable Laws, such Securityholder shall promptly notify Parent in writing so that Parent may seek a protective order or other appropriate remedy at Parent’s sole cost and expenses.  If, failing the entry of a protective order or other appropriate remedy, such Securityholder may disclose such portion of such information that counsel advises is required to disclose, and such Securityholder shall use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such information.  Nothing herein shall prohibit a Securityholder from disclosing any such confidential information in connection with the transactions contemplated hereby and the enforcement of their respective rights under this Agreement.  In any event, no Securityholder shall oppose any reasonable action by Parent to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such information.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
5.3.         Company Benefit Plans.  The Company shall take any and all reasonable actions timely requested by Parent that may be necessary or advisable prior to the Closing Date for the amendment or termination of any other Company Employee Plan on or after the Closing Date, including, but not limited to, providing plan participants and beneficiaries advance notice of any material modifications to health care benefits (to the extent Parent has provided sufficient notice to the Company), in accordance with the terms of such Company Employee Plan and the requirements of the Code, ERISA and other Applicable Law, and on a basis satisfactory to Parent in its reasonable judgment.

5.4.         Indemnification Rights.

(a)           For a period of six (6) years after the Closing, Parent will not, and will not permit the Company to, amend, repeal or modify any provision in the Company’s certificate of incorporation relating to the exculpation, indemnification or advancement of expenses of any officers and directors prior to the Effective Time (the “Company Indemnified Parties”) in a manner that would materially adversely affect the rights of the Company Indemnified Parties under the Company Certificate of Incorporation (unless required by Applicable Law).

(b)           Prior to the Closing, the Company shall purchase (and promptly provide a copy to Parent of) insurance policies which policies provide (1) liability insurance coverage for the benefit of the officers and directors of the Company and its Subsidiaries for an aggregate period of not less than six years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing and (2) liability insurance for errors and omissions of officers and directors of the Company and its Subsidiaries for an aggregate period of not less than six years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing.  Additionally for all “Claims Made” policies the Company shall purchase a six year extended reporting period effective at Closing.  The costs of such insurance coverage shall constitute Company Transaction Costs.  Parent shall not take any actions after the Closing to terminate, modify or cancel the policies procured under this Section 5.4(b).

(c)           The provisions of this Section 5.4 are intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party, his or her heirs and his or her representatives.

5.5.         Prohibition of Trading in Parent Common Stock.  The Company and each Securityholder acknowledge that the United States securities laws and associated rules and regulations prohibit any person who has received material non-public information concerning the matters that are the subject matter of this Agreement from purchasing or selling the securities of Parent, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Parent. Accordingly, the Company and each Securityholder agree that they will not purchase or sell any securities of Parent, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Parent, until no earlier than Seventy-Two (72) hours following the time at which such non-public information is publicly disseminated by Parent; and as it pertains to this Agreement, no earlier than Seventy-Two (72) hours following the filing of a Current Report on Form 8-K with the SEC announcing the Closing pursuant to this Agreement.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
5.6.         Exclusivity.

(a)           From the date of this Agreement until the Closing, the Securityholders and the Company will not, and will cause their respective Affiliates or any of their Affiliates’ representatives not to, directly or indirectly through any representative: (i) solicit, encourage, facilitate or initiate submission of any inquiry, proposal or offer from any Person relating to any transaction involving any sale or transfer of the Company’s assets (outside of the ordinary course of business) or capital stock of the Company, whether by direct transfer, merger, investment, consolidation, recapitalization, reorganization or otherwise (collectively, “Restricted Transactions”), (ii) enter into, participate in or continue any discussions or negotiations (except with Parent) regarding, or furnish any information to or cooperate with any Person (other than Parent) with respect to, any Restricted Transactions, (iii) enter into any agreement (except with Parent) relating in any manner to any Restricted Transaction, or (iv) disclose or provide access to any non-public information concerning the Company’s business, assets or properties or afford to any Person (other than the Parent) access to its properties, books or records.  The Company and the Securityholders will notify Parent immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

(b)           In connection with the foregoing, the Company, the Securityholders and their respective representatives shall immediately cease any existing or continuing discussion or negotiations relating to any Restricted Transaction (other than with the Parent), and the provision of any information in connection therewith (including access to any data rooms). If the Company, the Securityholders or any of their respective representatives, become aware of a bona fide offer for the Company or its business (including any Restricted Transaction) during the Exclusivity Period, the Company and the Securityholders shall promptly notify Parent in writing of such offer or other expression of interest, with such written notice including the material terms and conditions of such offer or inquiry, including the identity of the Person making the offer or inquiry. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any representative of the Company or any Securityholder shall be deemed to be a breach of these restrictions by the Company and the Securityholders.

5.7.         Termination of Agreements.  The Company and each of the Securityholders hereby terminate any and all agreements, arrangements or understandings between or among themselves that relate in any way to the voting, ownership or disposition of the Shares, or to the distribution of Company profits or funds.

5.8.         Access and Information.

(a)           Until the Closing, the Company shall afford to Parent and its representatives (including accountants and counsel) reasonable access, in each case, only at such locations and in accordance with such procedures (including prior notice requirements, the time and duration of access and the manner in which access and discussions may be held) as are mutually agreed to between Parent and the Company prior to any such access, to all properties, books, records, and Tax Returns of the Company and its Subsidiaries and all other information with respect to their businesses, together with the opportunity, to make copies of such books, records and other documents (at the sole cost and expense of Parent) and to discuss the business of the Company and its Subsidiaries with such directors, officers and counsel for the Company as Parent may reasonably request for the purposes of familiarizing itself with the Company and its Subsidiaries.  Notwithstanding the foregoing provisions of this Section 5.8(a), the Company shall not be required to grant access or furnish information to Parent or any of Parent’s representatives to the extent that such information is subject to an attorney-client or attorney work product privilege or that such access or the furnishing of such information is prohibited by an existing contract or agreement to the extent the Company makes Parent aware in writing of any such restriction or information withheld relating to a contract or agreement.  Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information that the disclosure of which is prohibited by Applicable Law.  In addition, Parent shall not contact any Company personnel nor any supplier, distributor, customer or other person having a material business relationship with the Company or any of its Subsidiaries regarding the transactions contemplated by this Agreement without the express prior written consent of the Company.  All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement until the Effective Time.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)           From and after the Effective Time, Parent shall (and shall cause the Surviving Corporation and each of its Subsidiaries to), during normal business hours and upon reasonable notice, provide the Representative and its representatives with reasonable access to such facilities, properties, assets, books, Contracts, commitments and records of the Surviving Corporation and each of its Subsidiaries as may be requested in advance in writing by the Representative with reasonable specificity and shall use reasonable efforts to furnish in a reasonable time to the Representative such information concerning the facilities, properties, assets, books, Contracts, commitments and records of the Surviving Corporation and each of its Subsidiaries as may be requested in advance in writing by the Representative with reasonable specificity, in each case only for any and all periods prior to and including the Closing Date with respect to (i) Actions relating to the Company pre-Closing (but Parent shall only have obligation under this clause (i) during the pendency of such Action), (ii) Tax related matters with respect to a Pre-Closing Periods, and (iii) any other business purpose for which the Representative or a Securityholder has obtained the prior written consent of Parent.  Notwithstanding the foregoing, the Representative shall not have access to personnel records of the Surviving Corporation relating to individual performance or evaluation records, medical histories or other information that in Parent’s good faith opinion is sensitive or the disclosure of which could subject the Surviving Corporation or any of its Subsidiaries to risk of liability; provided, that the Representative shall not be prohibited from accessing such information pursuant to a valid court order.  The Representative acknowledges and agrees that any information that is provided pursuant to this Section 5.8(b) shall be kept in the strictest confidence and may only be used in connection with such permitted business purpose pursuant to which such information was provided and shall otherwise not be disclosed or used for any purpose whatsoever. Notwithstanding anything in this Agreement to the contrary, the Representative shall be permitted to disclose information as required by law or to employees, advisors or consultants of the Representative and to the Securityholders, in each case who have a need to know such information, provided that such persons, as a condition precedent to receiving any such information, agrees to be bound by a written confidentiality agreement with Representative of at least as high a standard as those imposed on the Representative under this Section 5.8(b) and which names Parent and the Surviving Corporation as third party beneficiaries to enforce the terms thereof.  Following the final resolution of such permitted business purpose, such information provided to the Representative in connection therewith shall, at Parent’s option, either be returned to the Company or destroyed (in each case, with written confirmation thereof) promptly upon request by Parent.  Notwithstanding anything to the contrary in this Section 5.8(b), the Representative shall pay all costs of receiving the access and information provided under this Section 5.8(b); all information provided under this Section 5.8(b) is provided as is and without any representation; and nothing in this Section 5.8(b) shall (w) require the employees, officers or agents of the Surviving Corporation or its Subsidiaries to submit to interviews; (x) preclude Parent from seeking a discovery or related order by a court of competent jurisdiction in connection with any matter referred to in this Section 5.8(b) providing such reasonable protections as Parent may deem appropriate, and if such order is granted and is inconsistent with this Section 5.8(b), Parent shall be entitled to comply with such order without violation of this Section 5.8(b), (y) require that Parent provide for direct access to any computer or information systems or (z) require the provision of any information or access if so providing it would reasonably cause a loss of attorney-client privilege.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
5.9.         Transfer of Stockholders’ Shares.  Effective as of the Closing, the Company and each of the Stockholders hereby waives any and all rights the Company or such Stockholder may have under all agreements between the Company and one or more of the Stockholders or otherwise to object to the transfer to Parent of any Shares and hereby covenants not to consent to the transfer of any Shares to any Person other than Parent.

5.10.      Subsequent Matters.  If at any time after the Closing, Parent will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in Parent, its right, title or interest in, to or under any or all of the Shares, (ii) to vest, perfect or confirm ownership (of record or otherwise) in the Company, any of its rights, properties or assets, (iii) to provide factual information relating to the Company’s ownership history in connection with any Tax filings or positions, or (iv) to otherwise carry out this Agreement, the applicable Securityholder and, if necessary, the Representative on behalf of the Securityholders, shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Parent at no cost to them in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Parent or the Surviving Corporation or otherwise to carry out this Agreement.

5.11.      Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Merger Sub, on the one hand, and the Company, the Representative and the Securityholders, on the other hand, agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority, (iii) the obtaining of all consents, approvals or waivers from third Persons required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in the Company Disclosure Schedule, (iv) the defending of any Actions challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any Order entered by any Governmental Authority vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to (A) agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, (B) commence any Action against any Person in order to facilitate the consummation of the transactions contemplated hereby or (C) to defend against any Action brought by and Governmental Authority seeking to prevent the consummation of, or impose limitations on, any of the transactions contemplated by this Agreement.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
5.12.      Disclosure of Certain Matters.

(a)           Each of Parent, on the one hand, and the Company and the Securityholders, on the other hand, will provide the other with prompt written notice of any event, development or condition that (i) would cause any of such party’s representations and warranties to become materially untrue or materially misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (ii) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (iii) gives such party any reason to reasonably believe that any of the conditions set forth in Article VI will not be satisfied, or (iv) any material failure of such party’s officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b)           The Company and the Securityholders will provide Parent with prompt written notice of any event, development or condition that that has or is likely to have a Material Adverse Effect.

(c)           The Company shall have the right to supplement or amend the Company Disclosure Schedule being delivered pursuant to this Agreement with respect to any matter arising or discovered after delivery thereof which, if existing or known as of the date of this Agreement would have been required to be set forth or described in the Company Disclosure Schedule.  No supplement to or amendment of the Company Disclosure Schedule made after such date of this Agreement will be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Company Disclosure Schedule to, or otherwise disclose any exception to, any of the representations and warranties or covenants and agreements set forth in this Agreement.  Notwithstanding any such amendment or supplementation, the representations and warranties of the Company shall be qualified with reference to the Company Disclosure Schedule as it exists as of the time of the execution and delivery of this Agreement and without regard to any such amendment or supplementation.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(d)           The Company and the Securityholders shall deliver to Parent copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company and (ii) any closing agreements entered into by the Company with any taxing authority, which come into the possession of the Company or any of the Securityholders after the date hereof.

(e)           Parent’s receipt of information pursuant to this Section 5.12 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Securityholders in this Agreement and shall not be deemed to amend or supplement the Company Disclosure Schedule nor shall it limit or otherwise affect the remedies available hereunder.

5.13.      Public Disclosure.  After the date hereof, except as may be required by Applicable Laws, any listing agreement with any applicable national or regional securities exchange or market, or as requirement by an Action or Order, Parent will consult with the Company (and after the Effective Time, the Representative), before issuing any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and Parent will not issue any such press release or make any such public statement prior to such consultation. It is expressly understood that Parent may file this Agreement and the other Transaction Documents publicly on the SEC’s Edgar system, and include a summary of the material terms hereof, if it determines it is required to do so under the SEC’s rules and regulations.  In no event will the Company or any Securityholder make any press release or public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Parent (which consent may be withheld, delayed or conditioned in Parent’s sole discretion).

5.14.      Company Transaction Costs.  No later than two (2) Business Days prior to the Closing Date, the Company shall provide an estimate of the amount, in the aggregate, of all Company Transaction Costs that are to be paid or caused to be paid by Parent on behalf of the Company and the Securityholders at Closing pursuant to Section 2.10(a)(iii) and shall provide Parent with a certificate setting forth (i) the identity of each Person that is to be paid at Closing; (ii) the amount owed or to be owed to each such Person; and (iii) the bank account and wire transfer information for each such Person.

5.15.      Pay Off Letters.  No later than one (1) Business Days prior to the Closing Date, the Company shall cause the lenders holding Company Debt to prepare and deliver to the Company and Parent the Pay Off Letters, which Pay Off Letters shall be updated, as necessary, on the Closing Date to specify (a) the identity of each lender that is to be paid at Closing; (b) the amount owed or to be owed to each such lender; and (c) the bank account and wire transfer information for each such lender.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
5.16.      Closing Capitalization Schedule.  No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet (the “Closing Capitalization Schedule”) setting forth (i) each Stockholder and the number of Shares held of record by each Stockholder; (ii) each Optionholder, the number of Shares issuable immediately prior to the Effective Time under the Options held by each such Optionholder, and the aggregate exercise price for all Shares issuable under each outstanding Option for each such Optionholder; (iii) each Warrantholder, the number of Shares issuable immediately prior to the Effective Time under the Warrants held by each such Warrantholder, and the aggregate exercise price for all Shares issuable under each outstanding Warrant for each such Warrantholder; (iv) the Applicable Percentage and Pro Rata Share of each Securityholder; and (v) the amount payable to each Securityholder pursuant to Article II.

5.17.      Section 280G Matters.  Prior to the Closing, the Company shall, with respect to any payments or benefits payable by the Company or any Subsidiary that could reasonably be expected to, separately or in the aggregate, without regard to the measures described herein, constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code and the applicable rulings and final regulations thereunder (“Section 280G Payments”), use its reasonable efforts to submit to its stockholders a vote satisfying the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder, including exerting its reasonable efforts to obtain any waivers from each “disqualified individual” within the meaning of Treasury Regulations Section 1.280G-1 (if necessary), such that no portion of the Section 280G Payments will constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

5.18.      Stockholder Approval.

(a)           As soon as possible following the execution and delivery of this Agreement, and prior to any public announcement regarding the execution and delivery of this Agreement, the Company shall deliver evidence of the receipt of the Stockholder Approval to Parent, which shall be in the form attached hereto as Exhibit E (the “Written Consent”). The disclosure materials submitted to the Stockholders in connection with the Written Consent shall include the Company’s board of directors’ recommendation with respect to the Merger and the Transaction Documents, including the MIP (the “Information Statement”).  The Information Statement shall not contain any untrue statement of any material fact nor omit to include any statement of any material fact necessary to make the statement therein not misleading and the Company and the Securityholders shall promptly notify Parent of any such untrue statements or omissions and, after obtaining good faith input from Parent, promptly correct the same.

(b)           Assuming that the Company obtains the Stockholder Approval, promptly following, but in no event later than one Business Day after obtaining the Written Consent to the Stockholders for approval, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute and deliver the Written Consent.  The Stockholder Notice shall (i) include a statement to the effect that the Company’s board of directors unanimously determined that the Merger Agreement is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved this Agreement and the Merger, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the adoption of this Agreement, and approval of the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company, and (iii) notify the Stockholders of their appraisal rights pursuant to Section 262 of the DGCL with respect to the Merger. The Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 5.18 shall be subject to Parent’s advance review and reasonable approval.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
5.19.       WARN Act.  To the extent that any notice requirement or liability is incurred under the WARN Act to any employee of Parent or Surviving Corporation on or after the Effective Time, Parent or Surviving Corporation shall be solely and exclusively responsible for such obligations and liabilities incurred under the WARN Act to such employee.  For a period of at least 91 days (inclusive) following the Closing Date, Parent and the Surviving Corporation shall not implement, and shall cause all Subsidiaries of the Surviving Corporation to not implement, any plant closing, mass layoff or other termination of employees which, either alone or in the aggregate (with each other or with any plant closing, mass layoff or other termination of employees by the Company on or prior to the Closing Date), would result in the imposition of any liabilities for the Company or any Stockholder under the WARN Act.

5.20.      Taxes

(a)           Filing of Pre-Closing and Straddle Period Tax Returns.

(i)           The Representative (on behalf of the Securityholders) shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Company and its Subsidiaries required to be filed after the Closing Date for all Pre-Closing Periods (“Representative Prepared Returns”).  All Representative Prepared Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law and the Representative shall deliver a copy of all such Tax Returns to Parent, together with all supporting documentation and workpapers, no later than 30 days before their respective due dates (with extension) (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period) for Parent’s review and approval.  The Representative will cause such Tax Returns (as revised to incorporate Parent’s reasonable comments) to be timely filed and shall provide a copy of each Representative Prepared Return to Parent reasonably promptly after filing such Tax Return.  The Securityholders shall be responsible for, and shall pay, in addition to all Securityholder Taxes, all reasonable out-of-pocket third-party costs and expenses of the Representative in connection with preparing and filing Representative for all Pre-Closing Periods.

(ii)          Parent shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Company and its Subsidiaries required to be filed after the Closing Date for all Straddle Periods (“Parent Prepared Returns”).  All Parent Prepared Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law and Parent shall deliver a copy of all such Tax Returns to the Representative, together with all supporting documentation and workpapers, no later than 30 days before their respective due dates (with extension) (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period) for the Representative’s review and approval.  Parent will cause such Tax Returns (as revised to incorporate the Representative’s reasonable comments) to be timely filed and shall provide a copy of each Parent Prepared Return to the Representative reasonably promptly after filing such Tax Return.  The Securityholders shall be responsible for, and shall pay, in addition to all Securityholder Taxes, a pro rata portion of the costs and expenses for all Straddle Periods (based on the number of days in such Straddle Period prior to the Closing Date relative to the total number of days in such Straddle Period), all of which costs and expenses shall be deemed to be Securityholder Taxes, with the remainder of the pro rata portion of the costs and expenses for all Straddle Periods to be paid by Parent.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)          Proration of Straddle Period Taxes.  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the Straddle Period ending on the Closing Date shall be:

(i)           in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company and its Subsidiaries (and each partnership in which the Company and its Subsidiaries is a partner) ended with (and included) the Closing Date; and

(ii)          in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c)           Amended Tax Returns.  Except as required by Applicable Law, no amended Tax Return with respect to a Pre-Closing Period or a Straddle Period shall be filed by or on behalf of the Company or any of its Subsidiaries without the prior written consent of the Representative, which consent shall not be unreasonably conditioned, delayed or withheld.

(d)           Cooperation on Tax Returns and Tax Proceedings.  Parent and the Representative shall cooperate fully, and shall cause the Company and its Subsidiaries to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Proceedings.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent and the Representative further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Parent, the Representative, the Securityholders or the Company and its Subsidiaries (including with respect to the transactions contemplated hereby).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(e)           Transfer Taxes.  Parent and the Representative (on behalf of the Securityholders) shall each be responsible for 50% of the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated by this Agreement or any other Transaction Document (the “Transfer Taxes”).  The person(s) required by Applicable Law will file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such Transfer Taxes.

(f)            Section 338(g) Election.  Parent shall not make an election pursuant to Section 338(g) of the Code or any similar provision of foreign, state or local law, with respect to the Company.

5.21.      Management Incentive Bonuses.

(a)           At the Closing, Parent shall, and shall cause the Surviving Corporation to implement the MIP.

(b)           No Person other than the actual participants in the MIP shall have any right of enforcement or otherwise in such plan or any standing or right to bring any claim thereon or in connection therewith, nor is the Company or any Stockholder (except to the extent a participant in such plan is also a Stockholder) a third-party beneficiary thereof.

5.22.      Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties.

(a)           Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and its and their businesses and operations.

(b)           Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article III, none of the Company, any Subsidiary of the Company, any Securityholder, or any of their respective Affiliates or representatives has made and shall not be deemed to have made to any of Parent, Merger Sub or their respective Affiliates or representatives, and none of Parent, Merger Sub or their respective Affiliates or representatives has relied upon, any representation or warranty of any kind.  Without limiting the generality of the foregoing, and notwithstanding any express representations and warranties made by the Company and set forth in Article III, each of Parent and Merger Sub agrees that none of the Company, any Subsidiary of the Company, any Securityholder, or any of their respective Affiliates or representatives makes or has made any representation or warranty to Parent, Merger Sub or to any of their respective representatives or Affiliates with respect to:

(i)           any projections, forecasts, estimates or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates, except to the extent of the representations and warranties made by the Company and set forth in Article III.; or

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(ii)          any other information or statements delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates, including the information contained in the on line data room, with respect to the Company or the business, operations or affairs of the Company or any of its Subsidiaries, except to the of the representations and warranties made by the Company and set forth in Article III.

(c)           The Company acknowledges and agrees that, except for the representations and warranties made by Parent or Merger Sub as expressly set forth in Article IV, none of Parent, Merger Sub or any of their respective Affiliates or representatives makes or has made to any of the Company, any Subsidiary of the Company, any Securityholder, or any of their respective Affiliates or representatives any representation or warranty of any kind.

5.23.      Option Grants.  Parent covenants to grant options to purchase Parent’s common stock to the Designated Employees (the “Option Grants”) not later than one Nasdaq Global Select trading day after the Closing Date as follows: (i) “Designated Employees” shall mean those employees of the Company designated in writing by the Chief Executive Officer of the Company prior to the Closing, subject to the reasonable approval of Parent’s Chief Executive Officer; (ii) the aggregate number of shares subject to the Option Grant for all Designated Employees shall be sixty two thousand (62,000) (subject to appropriate adjustments for stock splits and the like), (iii) the number of stock options each Designated Employee shall receive shall be designated by the Chief Executive Officer of the Company prior to the Closing date, subject to the reasonable approval of Parent’s Chief Executive Officer; (iv) the exercise price of the options subject to the Option Grants shall be the closing price of Parent’s common stock on the Nasdaq Global Select market on the date of grant by Parent; (v) the vesting (4 year monthly vest with a 1 year cliff (i.e., 25% of options vest at the 1 year anniversary of the grant, and the remainder vest monthly over the next 36 months)) and other terms and conditions of the Option Grants shall be substantially the same as Parent provides for its new employees generally under its current stockholder approved equity incentive plan (although the Option Grants are expected to be made outside of such plan); (vi) a schedule to this Agreement shall be added prior to the Closing reflecting the names of the Designated Employees, Option Grant award amounts per Designated Employee, manner of determining exercise price of the options and vesting terms for each grant; and (vii) each Designated Employee shall be notified of his or her grant prior to Closing.

ARTICLE VI
CONDITIONS TO CLOSING

6.1.         Mutual Conditions to Closing.  The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(a)           No Legal Requirements.  No Applicable Law shall have been enacted or promulgated by a Governmental Authority which prohibits the consummation of the transactions contemplated hereby.

(b)           Stockholder Approval.  This Agreement shall have been duly adopted by the Stockholders satisfying the requirements of the Stockholder Approval.

(c)           Government Action. There shall not be threatened or pending any Action by any Governmental Authority seeking to restrain or prohibit the consummation of the Closing or the performance of any of the transactions contemplated by this Agreement.

6.2.         Additional Conditions to Parent’s Obligations.  The obligations of Parent to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement and any certificate delivered by the Company pursuant to this Agreement (i) that are not qualified by materiality will be true and correct in all material respects as of the date hereof and as of the Closing with the same force and effect as if made as of the Closing and (ii) that are qualified by materiality will be true and correct in all respects as of the date hereof and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

(b)           Performance.  The Company and the Securityholders will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it, him or her at or prior to the Closing.

(c)           No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d)           95% Approval Requirement.  Parent shall have received properly filled out and delivered unrevoked Letters of Transmittal, Option Cancellation Agreements and Warrant Cancellation Agreements, as applicable, and Agreements to be Bound sufficient to satisfy the 95% Condition.

(e)           Approvals. All material approvals from any Governmental Authority reasonably deemed appropriate or necessary by Parent shall have been timely obtained (and all conditions relating to such approvals shall have been satisfied).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(f)           Consents.  All consents from third parties reasonably deemed appropriate or necessary by Parent shall have been timely obtained (and all conditions relating to such approvals shall have been satisfied).

(g)           Government Action. There shall not be threatened or pending any Action by any Governmental Authority:

(i)           seeking to prohibit or impose any material limitations on Parent’s ownership or operation (or that of any of its Subsidiaries or Affiliates) of all or a material portion of their or the Company’s businesses or assets, or to compel Parent or the Company or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates;

(ii)          seeking to impose material limitations on the ability of Parent, or rendering Parent unable, to accept for payment some or all of the Shares or consummate the Closing; or

(iii)         seeking to impose material limitations on the ability of Parent effectively to exercise full rights of ownership of the Company.

(h)           Employment Agreements and Noncompetes.  Each of the Key Executives shall have executed and delivered to Parent an Employment Agreement and each of the Key Board Members shall have executed and delivered to Parent a Noncompete, which, in each case, shall be in full force and effect.

(i)            Certificates of Good Standing.  Parent shall receive a certificate of good standing from the Secretary of State or equivalent from the applicable state of formation for the Company and each of its Subsidiaries, dated within three (3) Business Days prior to Closing.

(j)            Secretary Certificate. Parent shall receive (I) a certificate in customary form of the secretary or other officer of the Company dated as of the Closing Date and attaching with respect to the Company true and complete copies of (i) the Company’s certificate of incorporation and all amendments thereto, in effect as of the Closing Date (ii) the bylaws of the Company and all amendments thereto, in effect as of the Closing Date, and (iii) all resolutions of the board of directors and stockholders of the Company relating to the approval of the Company’s execution of this Agreement and the consummation of the transactions contemplated by this Agreement and certifying that such resolutions are still in full force and effect as of the date hereof and have not been amended, modified, terminated, or rescinded, and (II) a certificate of the secretary or other officer of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(k)           FIRPTA Certificate. Parent shall receive a certificate, dated as of the Closing Date, executed and delivered to Parent by the Company which meets the requirements of Treasury Regulation Section 1.1445-2(c)(3).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(l)            Closing Debt.  Parent shall have received Payoff Letters with respect to the Closing Date, which expressly provide that all Liens securing such Debt shall be released upon the payment of the amounts set forth therein to the extent such Debt is secured by a Lien on any of the assets of the Company and termination statement, release and other appropriate evidence reasonably requested by Parent to the effect that no Liens against any of the assets of the Company other than Permitted Encumbrances exist as of the Closing Date with respect to such Debt.

(m)          Escrow Agreement. Parent shall have received a copy of the Escrow Agreement, duly executed by the Representative and the Escrow Agent, which shall be in full force and effect.

(n)           Resignations. Parent shall have received the resignations of all of the directors of the Company to be effective upon the Effective Time.

(o)           Compliance Certificate.  Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), (b), and (c) have been satisfied.

(p)           Bank Accounts.  Resolutions of the Company Board changing the authorized signatories on all banking and investment accounts of the Company and all of its Subsidiaries from the prior signatories to signatories designated by Parent at least three (3) Business Days prior to the Closing.

6.3.         Additional Conditions to the Company’s Obligations.  The obligations of the Stockholders and the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent contained in this Agreement and any certificate delivered by Parent pursuant to this Agreement, without giving any effect to any materiality qualifier, will be true and correct as of the date hereof and as of the Closing with the same force and effect as if made as of the Closing,  (other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except where the failure to be so true and correct would not have a Parent Material Adverse Effect.

(b)           Performance.  Parent will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by Parent at or prior to the Closing.

(c)           Escrow Fund.  The Company shall have received a copy of the Escrow Agreement, duly executed by the Parent and the Escrow Agent.  Parent shall have delivered the Escrow Amount to the Escrow Fund pursuant to the terms of the Escrow Agreement.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(d)          Employment Agreement; MIP.  The Company shall have received a copy of each Employment Agreement, duly executed by the Parent, and Parent shall have adopted the MIP.

ARTICLE VII
TERMINATION

7.1.         Termination.  This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(a)           by the mutual written consent of the Company and Parent;

(b)           by Parent by written notice to the Company if:

(i)           neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or a Securityholder pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2 and such breach, inaccuracy or failure has not been cured by the Company or such Securityholder within ten (10) days of the Company’s receipt of written notice of such breach from Parent; provided, however, that if such breach, inaccuracy or failure is not capable of being cured within such ten (10) day period but is otherwise curable, then the Company shall have thirty (30) days to cure such breach, inaccuracy or failure before Parent may provide written notice of termination; or

(ii)          any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. (Los Angeles time) on the date that is sixty (60) days after the date of this Agreement, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by the Company by written notice to Parent if:

(i)           the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.3 and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten (10) days of Parent’s receipt of written notice of such breach from the Company; provided, however, that if such breach, inaccuracy or failure is not capable of being cured within such ten (10) day period but is otherwise curable, then the Parent shall have thirty (30) days to cure such breach, inaccuracy or failure before the Company may provide written notice of termination; or

(ii)          any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. (Los Angeles time) on the date that is sixty (60) days after the date of this Agreement, unless such failure shall be due to the failure of the Company or a Securityholder to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it, them, him or her, prior to the Closing; or

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(d)          by Parent or the Company if:

(i)           there shall be any Applicable Laws that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii)          within twenty-four (24) hours following the execution and delivery of this Agreement by all of the parties hereto, the Company shall not have delivered to Parent a copy of the executed the Written Consent evidencing receipt of the Stockholder Approval with respect to the Merger Agreement and copies of Agreements to be Bound representing a majority of the Shares outstanding on the date hereof.

(iii)         Closing shall not have occurred on or before 5:00 p.m. on the date that is sixty-five (65) days from the date hereof; provided, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

7.2.         Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, and all of its provisions will thereafter be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Section 5.5, Section 5.13, Section 7.1, this Section 7.2 and Article IX which shall survive any such termination.  Nothing in this Section 7.2 shall relieve any party of liability for any breach of this Agreement on or prior to the Termination Date or in the case of actual fraud or intentional misrepresentation.

7.3.         Return of Information.  Within 10 Business Days following termination of this Agreement in accordance with Section 7.1, upon written request by the Company, Parent shall and shall cause its respective Affiliates and representatives to return to the Company or destroy all Evaluation Material (as defined in the Confidentiality Agreement) furnished or made available to Parent and its respective Affiliates and representatives by or on behalf of the Company and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Parent or any of its respective Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Evaluation Material.  Parent shall deliver a certificate signed by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Information as required under this Section 7.3.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
ARTICLE VIII
INDEMNIFICATION

8.1.         Survival of Representations, Warranties, Covenants and Agreements.  All representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, and those made by Securityholders by their (i) Letter of Transmittal, Option Cancellation Agreement and/or Warrant Cancellation Agreement, as applicable, and (ii) their Agreement to be Bound shall survive the Closing and continue until the Escrow Termination Date, after which time all such representations and warranties shall terminate; provided, however, that, pursuant to 10 Del. C. Section 8106(c), the representations and warranties set forth in Section 3.1 (Organizational Matters), Section 3.2 (Capital Structure), Section 3.3 (Authority and Due Execution), subsection (a)(i) and (ii) and subsections (c) and (d) of Section 3.4 (Non-Contravention and Consents), Section 3.7 (Taxes), Section 3.12 (Brokers’ and Finders’ Fees), Section 3.14 (Employee Benefit Plans), and all the representations and warranties in each Letter of Transmittal, Option Cancellation Agreement and Warrant Cancellation Agreement and Agreement to be Bound (collectively, the “Fundamental Representations”), and the representations and warranties set forth in Section 4.1 (Organizational Matters), Section 4.2 (Authority and Due Execution), Section 4.3 (Non-Contravention and Consents), and Section 4.6 (Brokers or Finders), will survive until sixty (60) days following the expiration of the applicable statute of limitations for such matters; provided further that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.1 shall survive until such claim is finally and fully resolved.  The covenants and agreements of the Company and Parent in this Agreement and the covenants and the agreements of the Securityholders in their respective Letter of Transmittal, Option Cancellation Agreement and/or Warrant Cancellation Agreement and Agreement to be Bound shall survive the Closing in accordance with their terms, with such covenants and agreements terminating upon full performance by the applicable Person, as the case may be.  For the avoidance of doubt, the covenants and other agreements of Parent and Merger Sub set forth in Article V shall survive the Effective Time until fully performed.  The parties specifically intend that the statutory statutes of limitations applicable to the respective representations and warranties be superseded and replaced by the survival periods contained herein.

8.2.         Indemnification of the Parent Indemnified Persons by Securityholders.  Subject to the limitations on recourse and recovery set forth in this Article VIII, and without limiting the liability of Securityholders under their respective Letters of Transmittal, Option Cancellation Agreement and/or Warrant Cancellation Agreement and Agreements to be Bound, from and after the Closing, the Securityholders shall severally (but not jointly), pro rata in accordance with their respective Pro Rata Shares, indemnify, defend and hold harmless the Parent Indemnified Persons from and against any and all Losses of any Parent Indemnified Person after the Closing, in connection with, arising out of or resulting from (any of such Losses, a “Parent Indemnification Claim”):

(a)           the inaccuracy or breach of any representation or warranty made by the Company in Article III, in any other Transaction Document, or in any certificate delivered by or on behalf of the Company to Parent prior to the Closing pursuant to this Agreement or any other Transaction Document;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)          any nonfulfillment or breach by the Company of any covenant or agreement made in this Agreement or any other Transaction Document; provided, however, that the Securityholders shall not be obligated to indemnify or hold harmless any Parent Indemnified Person for any Losses arising out of any breach by the Company that occurs after the Closing Date of any covenant or agreement that by its terms contemplates performance after the Closing Date;

(c)           any Securityholder Taxes;

(d)           any Company Transaction Costs owed or payable to any Person by any Parent Indemnified Person after the Closing Date;

(e)           Debt to the extent not included in the calculation of the Closing Merger Consideration; or

(f)            any amounts due to a Stockholder in respect of Dissenting Shares held by such Stockholder in excess of the consideration such Stockholder would otherwise have been entitled to receive pursuant to this Agreement if such Stockholder had not perfected appraisal rights pursuant to Section 262 of the DGCL.

8.3.         Indemnification of the Securityholder Indemnified Persons.  Subject to the limitations on recourse and recovery set forth in this Article VIII, from and after the Closing, Parent and the Surviving Corporation, jointly and severally, shall indemnify, defend and hold harmless the Securityholder Indemnified Persons from and against any and all Losses of any Securityholder Indemnified Person after the Closing in connection with, arising out of or resulting from (any of such Losses, a “Securityholder Indemnification Claim”):

(a)           the inaccuracy or breach of any representation or warranty made by Parent or Merger Sub in Article IV, in any other Transaction Document, or in any certificate delivered by or on behalf of Parent or Merger Sub or to the Company or for the benefit of the Securityholders in connection with this Agreement or any other Transaction Document; or

(b)          any nonfulfillment or breach of any covenant or agreement (i) made by Parent or Merger Sub under this Agreement or any other Transaction Document or (ii) made by the Surviving Corporation under this Agreement or any other Transaction Document and which is required to be performed after the Closing.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
8.4.         Limitations.

(a)           Minimum Loss.  If any claims for indemnification by Parent Indemnified Persons relating to any single event or series of related events that is indemnifiable under Sections 8.2(a) results in aggregate Losses to Parent Indemnified Persons that do not exceed [***] (the “Mini-Basket”), such Losses shall not be deemed to be Losses under this Agreement, shall not be considered in determining whether the Minimum Loss has been met, and shall not be eligible for indemnification under this Article VIII; provided, however, that the Mini-Basket shall not apply to any Fundamental Representations or any other representations and warranties that by their terms are qualified by materiality.  The Parent Indemnified Persons shall not be entitled to be indemnified for Losses pursuant to Section 8.2(a) unless and until the aggregate amount of all such Losses exceeds [***] (the “Minimum Loss”); provided, however, that Losses relating to a breach of any representation or warranty made by the Company in subsections (b) and (c) of Section 3.13 (Employment Matters) shall not be subject to the Minimum Loss.  After the Minimum Loss is exceeded, Parent Indemnified Persons shall be entitled to be paid the entire amount of any Losses pursuant to Sections 8.2(a) including the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Agreement.  The limitations of this Section 8.4(a) shall not apply to any Parent Indemnification Claim (i) arising under or with respect to any of the Fundamental Representations, (ii) arising out of or relating to the actual fraud or intentional misrepresentation by the Company in respect of a representation set forth in this Agreement, or (iii) for the avoidance of doubt, any Excluded Claims.

(b)           Limitation as to Time. No Indemnifying Person shall be liable for any Losses that are indemnifiable under Sections 8.2(a) or 8.3(a) unless a written claim for indemnification under this Agreement is delivered by the Indemnified Person to the Indemnifying Person with respect thereto prior to midnight, Pacific time, on the last day of the respective survival period (if any) as specified in Section 8.1; provided, however, that the foregoing limitations shall not apply to the Excluded Claims.

(c)           Remedies; Recourse Against Escrowed Funds.

(i)           Except as provided in Section 8.11, each of Parent, Merger Sub and the Securityholders acknowledge and agree that, after the Closing, the sole and exclusive remedy of the Parent Indemnified Persons and the Securityholder Indemnified Persons with respect to claims for Losses or otherwise, including those that are indemnifiable under Sections 8.2 and 8.3, in connection with, arising out of or resulting from the subject matter of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be in accordance with, and limited solely to indemnification under, the provisions of this Article VIII and, with respect to Parent Indemnification Claims, the Escrow Agreement.

(ii)          Except in the case of actual fraud, intentional misrepresentation and Fundamental Representations, each of Parent, Merger Sub and the Surviving Corporation further acknowledges and agrees that the amounts held in the Escrow Account shall be the sole and exclusive source of funds for satisfaction of all claims by Parent Indemnified Persons for Losses indemnifiable under Section 8.2(a), in connection with, arising out of or resulting from the subject matter of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. With respect to actual fraud, intentional misrepresentation, Fundamental Representations and the Excluded Claims, the Company and the Securityholders acknowledge and agree that the Parent Indemnified Persons are not limited to the Escrow Account for Losses shall have the right, subject to the limitations set forth in this Article VIII, to proceed against Stockholders over and above the Escrow Account for such matters, provided, however, that Parent Indemnified Persons shall satisfy any claims with respect to Fundamental Representations and Excluded Claims (other than in respect of breaches of covenants by the Company prior to the Closing) first from the Escrow Account and second, only if the Escrow Account has been fully exhausted or released, and subject to the limitations set forth in this Agreement, the Stockholders; provided, further, that for purposes of determining when the Escrow Account has been exhausted, (A) the existence of timely claims made thereon in excess of the amount available therein shall be deemed to have exhausted the Escrow Account solely for purposes of determining the Parent Indemnified Persons’ right to proceed against Securityholders and (B) the Parent Indemnified Persons shall have the right if it chooses to specify the order in which claims that are otherwise timely made are to be decided or deducted from the Escrow Account so as to afford Parent Indemnified Persons the ability to use the Escrow Account first for claims other than those involving fraud, Fundamental Representations or Excluded Claims.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(d)          Maximum Liability. Except in the case of Fundamental Representations, no Securityholder or other Securityholder Indemnified Person shall have any liability with respect to Losses that are indemnifiable under Section 8.2(a) of this Agreement to the Parent Indemnified Persons in connection with this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, other than such Securityholder’s Pro Rata Share of the Escrow Amount, which shall be available to satisfy Losses of Parent Indemnified Persons, subject to and in accordance with the terms of this Agreement and the Escrow Agreement.  Except in the case of actual fraud or intentional misrepresentation or as provided in each Agreement to be Bound with respect to the party thereto to the extent provided therein, no Securityholder or other Securityholder Indemnified Person shall have any liability with respect to Losses that are indemnifiable under this Agreement to the Parent Indemnified Persons in connection with this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby (including with respect to the Excluded Claims and Fundamental Representations) in excess of such Securityholder’s Pro Rata Share of such Parent Indemnification Claim, and except in the case of actual fraud or intentional misrepresentation, in no event in excess of the cash proceeds actually received by such Securityholder pursuant to the transactions contemplated by this Agreement.  Neither Parent, Merger Sub, the Surviving Corporation or any Parent Indemnified Person shall have any liability with respect to Losses that are indemnifiable under Section 8.3(a) of this Agreement to the Securityholder Indemnified Persons in excess of the Escrow Amount. Parent and the Surviving Corporation, on their own behalf and on behalf of each other Parent Indemnified Person, hereby covenant forever not to assert, file, prosecute, commence, institute (or sponsor or purposely facilitate any Person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Securityholders in connection with any Parent Indemnification Claim other than any such claims or proceedings in accordance with this Agreement.

(e)           Characterization of Payments.  For all U.S. federal and applicable state income Tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement (other than an indemnity payment under Section 10.2) as an adjustment to the consideration payable to the Securityholders pursuant to Article II unless a final and nonappealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870‑AD or successor form) provides otherwise; provided, that the Indemnifying Person’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) will be obtained by the Indemnified Person who seeks to accept, via a settlement or compromise with any such Governmental Authority, a position that is contrary to treatment of an indemnity payment as an adjustment to the consideration payable to the Securityholder pursuant to Article II.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(f)           Materiality.  For purposes of determining the amount of any Loss indemnifiable by the Stockholders pursuant to Article VIII (and not for determining whether or not any breach of any representation or warranty has occurred), such Loss shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

8.5.         Indemnification Procedure.

(a)           An Indemnified Person that seeks indemnity under this Article VIII will give written notice certified by an officer of the Indemnified Person (an “Officer’s Certificate”) to the Indemnifying Person containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Person (including, if appropriate, an estimate of all costs and expenses reasonably expected to be incurred by the Indemnified Person by reason of such claim), (ii) a reasonably detailed explanation of the basis for the Officer’s Certificate to the extent of the facts then known by the Indemnified Person, and (iii) a demand for payment of those Losses, provided, however, that in order to be valid any such Officer’s Certificate must be delivered to the Indemnifying Person or prior to the expiration, if applicable, of any applicable representations as set forth in Section 8.1.  Within forty-five (45) days after delivery of an Officer’s Certificate, the Indemnifying Person may deliver to the Indemnified Person a written response in which the Indemnifying Person will either (A) agree that the Indemnified Person is entitled to receive payment of all of the Losses at issue in the Officer’s Certificate or (B) dispute the Indemnified Person’s entitlement to indemnification by delivering a notice of objection to the Indemnified Person (the “Indemnity Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.  If the Indemnifying Person takes neither of the foregoing actions within forty-five (45) days after delivery of the Officer’s Certificate, then the Indemnifying Person will be deemed to have irrevocably accepted the Officer’s Certificate.  If the Indemnifying Person delivers an Objection Notice to the Indemnified Party, then the Indemnified Party and the Indemnifying Person will attempt in good faith, for a period of thirty (30) days from the Indemnified Person’s receipt of the Indemnity Objection Notice, to agree to the amount of the Losses at issue in the Officer’s Certificate.  Any resolution by the Indemnified Person and the Indemnifying Person during such thirty (30) day period as to any or all of the Losses at issue in the Officer’s Certificate will be final and binding with respect to such Losses.  With respect to Losses at issue in the Officer’s Certificate which are not resolved by the end of thirty (30) day period, the amount of such Losses at issue in the Officer’s Certificate (less the amount, if any, acknowledged in the Indemnity Objection Notice by the Indemnifying Person as due the Indemnified Person), will be treated as a disputed claim to be settled pursuant to the terms of this Agreement.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)           The Indemnifying Person may, at its election and expense, undertake and conduct the defense of a third party claim (a “Third Party Claim”) so long as (i) the Indemnifying Person gives written notice to the Indemnified Person within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim that the Indemnifying Person will indemnify the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Person provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages not in excess of the limitations set forth herein and the Third Party Claim does not seek an injunction or other equitable relief against the Indemnified Person, (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal action, (v) the settlement or an adverse judgment of the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to be adverse to the Indemnified Person’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business), (vi) the Indemnifying Person conducts the defense of the Third Party Claim actively, competently and diligently, and (vii) the Third Party Claim does not involve any claim in respect of Taxes or any Governmental Authority. Should an Indemnifying Person so elect to assume the defense of a Third Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person will have the right to participate in the defense thereof and to employ counsel, at its own expense (unless there are one or more legal defenses available to the Indemnified Person that conflict with those available to the Indemnifying Person or the representation of both parties by the same counsel would be inappropriate due to actual conflicting interests between them, in which case the expenses of such separate counsel shall be borne by the Indemnifying Person), separate from the counsel employed by the Indemnifying Person, it being understood, however, that the Indemnifying Person will control such defense. The Indemnifying Person will be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof.

(c)           If the Indemnifying Person chooses to defend any Third Party Claim and is entitled to assume the defense of a Third-Party Claim pursuant to Section 8.5(b), all the parties hereto will cooperate in the defense or prosecution of such Third Party Claim.  Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Person will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Person from all Losses arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of any Applicable Law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person. Whether or not the Indemnifying Person will have assumed the defense of a Third Party Claim, an Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the provisions of this Article VIII, each Indemnifying Person hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Person with respect to such claim anywhere.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(d)           The Indemnifying Person shall not be entitled to require that any Action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Person.

(e)           If the Indemnified Person shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.5, (i) the Indemnified Person shall obtain the prior written consent of the Indemnifying Person (which shall not be unreasonably withheld, conditioned or delayed longer than five (5) Business Days) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Third Party Claim and (ii) the Indemnifying Person shall be entitled to participate, at its cost and expense, in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose provided that all control of the defense shall remain with the Indemnified Person.

8.6.        Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Person, and the Indemnified Person’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Person or by reason of the fact that the Indemnified Person knew or should have known that any such representation or warranty is, was or might be inaccurate.

8.7.         No Recovery.  Neither the Securityholders nor any of their respective Affiliates will have any right of contribution or indemnification from Parent or the Company for Liabilities for such Person’s obligations pursuant to this Article VIII or for any claim for which the Securityholders may be responsible to indemnify the Indemnified Parties.

8.8.         Insurance and Other Third Party Recoveries.  The amount of any Losses for which indemnification is provided under this Article VIII shall be net of (i) of any insurance amounts actually recovered from insurance carriers and (ii) amounts recovered from other third Persons related to the same underlying facts as such indemnification, in each case under clauses (i) and (ii) when and to the extent actually received by an Indemnified Person with respect to such Losses (less any direct out-of pocket expenses of collection and any increase in premiums in the case of insurance).  If such Indemnified Person shall recover any such insurance recoveries or other third party amounts at any time after an Indemnifying Person has made payments hereunder such that an Indemnified Person has recovered from the Indemnifying Person the Losses in full, the Indemnified Person shall promptly reimburse the Indemnifying Person in the amount of such amounts actually received (net of any direct out-of-pocket expenses of collection and any increase in premiums).  In connection with any Losses which may reasonably be expected to result in Parent receiving insurance proceeds for such specific Losses, Parent agrees to file a notice of claim under such insurance policies within a reasonable period following Parent providing an Officer’s Certificate under Section 8.5.  Notwithstanding anything hereunder, nothing herein shall require a Parent Indemnified Person to delay seeking and recovering such Losses from the Escrow Account or from any Securityholders or to pursue or continue any Action against an insurance provider or other party other than the requirement to submit such a notice of claim in the case of an insurance provider.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
8.9.         Tax Benefit.  If an Indemnified Person realizes a Tax Benefit in respect of a Loss which is actually indemnified hereunder in the year the Loss is incurred or the succeeding year thereafter, such Indemnified Person shall promptly, but in no event later than ten (10) calendar days after such time that such Tax Benefit is actually realized by such Indemnified Person, pay the amount of such Tax Benefit to the Indemnifying Person.  A Tax Benefit shall be actually realized by the Indemnified Person (in cash savings or cash outlays) upon the receipt of a refund of Taxes paid or the filing of a Tax Return, including an estimated Tax Return, showing a Tax Benefit (or, if earlier, the date when such a Tax Return should have been timely filed, including properly obtained extensions). For purposes hereof, “Tax Benefit” shall mean (i) any refund of Taxes paid in respect of the amount of the Loss actually indemnified or (ii) the amount by which such Indemnified Person’s Liability for Taxes through a taxable period, calculated by excluding the relevant amount of credit, deduction, or Loss in respect of the amount of the Loss actually indemnified, would exceed such Indemnified Person’s actual Liability for Taxes through such period, calculated by taking into account the relevant amount of credit, deduction, or Loss in respect of the amount of the Loss actually indemnified.

8.10.      Nature of Indemnification Payments.  Any and all indemnification payments pursuant to this Article VIII shall be deemed for all purposes to be adjustments to the Base Purchase Price.

8.11.      Exclusive Remedy.  The exclusive remedy provisions of this Article VIII shall not operate to (i) interfere with or impede the operation of the provisions of Section 2.12 providing for the resolution of certain disputes relating to the Final Adjustment Amount or (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief) or to redress actual fraud, intentional misrepresentation, willful misconduct or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement.

ARTICLE IX
GENERAL PROVISIONS

9.1.         Amendment and Modification.  This Agreement may be amended by the Company, Parent, Merger Sub and the Representative; provided, that no amendment shall be made by the Company which, by Applicable Law, requires further approval by such party’s stockholders without such further approval.

9.2.         Waiver of Compliance.  Any failure of Parent or Merger Sub, on the one hand, or the Company (prior to Closing) or the Representative (including on behalf of the Securityholders), on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties whose benefit such obligation, covenant, agreement or condition was agreed to by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
9.3.         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party.  Upon any determination by a Governmental Authority that any term or other provision hereof is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

9.4.         Expenses and Obligations.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses.

9.5.         Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns.  Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.  Notwithstanding the foregoing, (i) from and after the Closing, each of Section 5.4, 5.19 and 5.20, Article VIII, this Article IX and Article X is made for the benefit of the Securityholders and the Persons specifically named as beneficiaries thereof, and (ii) from and after the Closing, each of the Securityholders and the Representative shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

9.6.         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by email or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           If to Parent or Merger Sub, to:

Stamps.com Inc.
1990 E. Grand Ave.
El Segunda, CA 90245
Attention: Seth Weisberg, Esq.
Email: sweisberg@stamps.com

with copies (which shall not constitute notice) to:

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Blvd. Suite 1000
Los Angeles, CA 90064
Attention: Ben D. Orlanski
Email: borlanski@manatt.com

(b)          If to the Company, to:

ShippingEasy Group, Inc.
609 Castle Ridge Rd
Austin, TX 78746
Attention:  Katie May
Email: katie@shippingeasy.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
2801 Via Fortuna, Suite 100
Austin, Texas 78746
Attention:  Wes Jones
Email:  wjones@velaw.com

(c)          If to the Representative or the Securityholders, to:

Tim Jugmans
[***]

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
2801 Via Fortuna, Suite 100
Austin, Texas 78746
Attention:  Wes Jones
Email:  wjones@velaw.com

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt.  All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, at the time of transmission, if transmitted by email, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

9.7.        Counterparts.  This Agreement may be executed and delivered in one or more counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf) or other format), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
9.8.         Time.  Time is of the essence in each and every provision of this Agreement.

9.9.         Entire Agreement.  This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement.

9.10.       Attorneys’ Fees.  Prior to the Closing, each party in any dispute hereunder shall be responsible for its own out-of-pocket attorneys’ fees and costs.  Following the Closing, the prevailing party in any dispute hereunder shall be entitled, in addition to such other recovery or award as may be obtained, its reasonable out-of-pocket attorneys’ fees and costs.

9.11.       Assignment.  Prior to the Closing, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, whether by operation of law or otherwise, by any party without the prior written consent of Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by Parent or Merger Sub), and any such assignment in violation of the foregoing shall be null and void; provided, that no assignment shall limit the assignor’s obligations hereunder.  Notwithstanding the foregoing, any assignment of or security interest in Parent’s hereunder rights deemed to occur solely by virtue of the general pledge provisions in Parent’s secured credit agreement shall not be deemed a violation of this Section 9.11.

9.12.      Rules of Construction.

(a)           Each of the parties acknowledges that it has been represented by independent legal counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of Applicable Laws or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.

(b)           The inclusion of any information in the Company Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule, that such information is required to be listed in the Company Disclosure Schedule or that such items are material to the Company or Parent, as the case may be.  The headings, if any, of the individual sections of each of the Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.  The Company Disclosure Schedule are arranged in sections corresponding to those contained in this Agreement merely for convenience, and, except as expressly set forth on the Company Disclosure Schedule, the disclosure of an item in one section of the Company Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(c)           The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment in and of itself of the materiality of such amounts or items, nor shall the same be used in and of itself in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)           All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are inserted for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.”  The word “or” shall have the inclusive meaning represented by the phrase “and/or.”  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  Unless the context otherwise requires, all references to a specific time shall refer to Central time.  All references to “$” are to U.S. dollars.

(e)           Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Closing Merger Consideration or any component thereof or calculation relating thereto if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over or under counted for purposes of the transactions contemplated by this Agreement.

(f)           The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of this Agreement shall control.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
9.13.      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICABILITY OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE.

9.14.       Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.15       Consent to Jurisdiction; Venue.

(a)           The parties hereto submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States sitting in Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Delaware court or, to the extent permitted by Applicable Law, in such Federal court.  The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
9.16.      Remedies.

(a)           The parties hereby agree that irreparable damage may occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company or the Representative, on the one hand, and Parent or Merger Sub, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party under this Agreement.

(b)           The Company, on the one hand, and Parent or Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, Parent or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company, Parent or Merger Sub, as applicable, under this Agreement.  Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.  The parties hereto further agree that by seeking the remedies provided for in this Section 9.16(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages or indemnification).

(c)           Except as otherwise set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.17.      Certain Matters Regarding Representation of the Company.  Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates, that the Company is the client of Vinson & Elkins L.L.P., and Vinson & Elkins L.L.P. is not representing any of the Company’s individual Securityholders in this matter or any other entities whose interests in this matter are being represented by those individual Securityholders.  After the Closing, it is possible that Vinson & Elkins L.L.P. will represent one or more Securityholders, the Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with matters related to this Agreement or any other Transaction Document (except Parent does not waive any conflict that exists or may arise unrelated to this Agreement, the Company or the Seller Group).  Parent and the Company agree that Vinson & Elkins L.L.P. (or any successor) may represent the Seller Group in the future in connection with matters related to this Agreement or any other Transaction Document.  Vinson & Elkins L.L.P. (or any successor) may serve as counsel to Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement or any other Transaction Document, and each of the parties hereto hereby consents to such representation and waives any conflict of interest arising therefrom and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation (except Parent does not waive any conflict that exists or may arise unrelated to this Agreement, the Company or the Seller Group).  Each of the parties hereto acknowledges that such consent and waiver is voluntary, has been carefully considered and that the parties have consulted with counsel or been advised they should do so in connection with the matters addressed in this Section 9.17.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
9.18.      Privileged Communications.  Parent and Merger Sub further agree that, as to all communications among Vinson & Elkins L.L.P., and, at or prior to the Effective Time, the Company, its directors, officers, employees, agents and representatives and/or any of their respective Affiliates that relate exclusively to the negotiation and consummation of the transactions contemplated by this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belong to the Securityholders and may be controlled by the Representative on behalf of the Securityholders and shall not pass to or be claimed by Parent, the Surviving Corporation or any of their Subsidiaries from and after the Effective Time.  From and after the Effective Time, the Privileged Communications are the property of the Securityholders, and, except as provided in this Section 9.18, none of the Company, its Subsidiaries, or any Person purporting to act on behalf of or through the Company or its Subsidiaries will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means, in connection with any action against any of the Securityholders, the Escrow Agent, or the Representative related to the transactions contemplated hereby.  The Privileged Communications may be used by the Representative, the Securityholders and/or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by this Agreement, including in any claim for indemnification brought by Parent or any Parent Indemnified Person. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Effective Time, the Surviving Corporation and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of Privileged Communications to such third party; provided, however, that neither the Surviving Corporation nor its Subsidiaries may waive such privilege without the prior written consent of the Representative.

ARTICLE X
THE REPRESENTATIVE

10.1.      Authorization of the Representative.  The Representative hereby is appointed, authorized and empowered to act as the agent of the Securityholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Securityholders under this Agreement and the Escrow Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article X and in the Escrow Agreement, which shall include the full power and authority:

(a)           to execute and deliver the Escrow Agreement (with such modifications or changes thereto as to which the Representative, in its reasonable discretion, shall have consented to) and to agree to such amendments or modifications thereto as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the matters set forth in Article VIII and this Article X;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(b)           to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other Transaction Documents;

(c)           as the Representative of the Securityholders, to enforce and protect the rights and interests of the Securityholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other Transaction Document and, in connection therewith, to (i) resolve all questions, disputes, conflicts and controversies concerning (A) the determination of any amounts pursuant to Article II and (B) Indemnification Claims pursuant to Article VIII; (ii) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Securityholders in connection with Article II and Article VIII and the Escrow Agreement as the Representative, in its reasonable discretion, deems to be in the best interest of the Securityholders; (iii) assert or institute any claim, action, proceeding or investigation; (iv) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, or any other Person, against the Representative, the Escrow Amount, and following the Closing receive process on behalf of any or all Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of Securityholders with respect to any such claim, action, proceeding or investigation; (v) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (vi) settle or compromise any claims asserted under Article II or Article VIII or under the Escrow Agreement; (vii) assume, on behalf of all of Securityholders, the defense of any claim that is the basis of any claim asserted under Article II or Article VIII or under the Escrow Agreement; and (viii) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;

(d)           to enforce payment from the Working Capital Escrow Amount and the Escrow Amount and of any other amounts payable to Securityholders, in each case on behalf of Securityholders;

(e)           to authorize and cause to be paid out of the Escrow Amount the full amount of any Parent Indemnification Claims in favor of any Parent Indemnified Person pursuant to Article VIII and also any other amounts to be paid out of the Working Capital Escrow Amount and the Escrow Amount pursuant to this Agreement and the Escrow Agreement;

(f)            to waive or refrain from enforcing any right of any Securityholder or of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other Transaction Document; and

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(g)           to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (f) above and the transactions contemplated by this Agreement, the Escrow Agreement and the other Transaction Documents.

Parent, the Company, the Surviving Corporation and their respective Subsidiaries and Affiliates shall be entitled to rely exclusively and conclusively upon the communications of the Representative relating to the foregoing as the communications of the Securityholders.  Neither Parent nor the Company (i) are required to make any inquiry or investigation regarding the authority of the Representative to act on behalf of all Securityholders hereunder, or (ii) shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity.

Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Representative may not enter into or grant any amendments or modifications described in Section 10.1(a) or waivers or consents described in Section 10.1(b) unless such amendments, modifications, waivers or consents shall affect each Securityholder similarly and to the same relative extent, and (ii) any such amendment, modification, waiver or consent that does not affect any Securityholder similarly and to the same relative extent as it affects other Securityholders must be executed by such Securityholder to be binding on such Securityholder.

The grant of authority provided for in this Section 10.1 (i) is coupled with an interest and is being granted, in part, as an inducement to the Company and Parent to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholders and shall be binding on any successor thereto, and (ii) shall survive any distribution from the Working Capital Escrow Amount and the Escrow Account. The Representative may resign at any time.

10.2.      Compensation; Exculpation; Indemnity.

(a)           Except as set forth in any agreement among the Representative and the Securityholders, the Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

(b)           In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative shall not assume any, and shall incur no, responsibility whatsoever to any Securityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Escrow Agreement or any other Transaction Document, except in the event of liability directly resulting from the Representative’s fraud, gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Securityholder except in the event of liability directly resulting from the Representative’s gross negligence or willful misconduct.  Except as set forth in the previous sentence, in the absence of fraud and other than in respect of a breach or non-fulfillment of any covenants or agreements hereunder, the Representative, in its role as Representative, shall have no liability whatsoever to the Company, Parent or the Company or any other Person.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(c)           Each Securityholder, severally (but not jointly), shall indemnify, defend and hold harmless the Representative, which indemnification shall be paid by such Securityholders based on their respective Pro Rata Share, against all actual losses, penalties, fines, forfeitures, actions, fees, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and all expenses of document location, duplication and shipment and the amount of any judgment against it, of any nature whatsoever (collectively, the “Representative Losses”), arising out of or in connection with the execution or the acts or omissions of the Representative hereunder, or under the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided that Representative Losses shall not include special, indirect, punitive or consequential damages of any kind whatsoever (including but not limited to lost profits of the Representative), but excluding special, indirect, punitive or consequential damages of any kind required to be paid to a third party; provided, further, in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct.  If not paid directly to the Representative by the Securityholders, any such Representative Losses may be recovered by the Representative from (i) the funds in the Representative Holdback and (ii) subject to any Parent Indemnification Claims which shall be satisfied prior to any recovery by the Representative, the Escrow Amount at such time immediately prior to the time that any remaining amounts would otherwise be distributable to the Securityholders; provided, that while this Section 10.2 allows the Representative to be paid from the Representative Holdback and the Escrow Amount, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise.  In no event will the Representative be required to advance its own funds on behalf of the Securityholders or otherwise.  The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof.  In the event of any indemnification under this Section 10.2(c), each Securityholder shall promptly deliver to the Representative full payment of his, her or its ratable share of such Indemnification Claim.

(d)          All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing or any termination of this Agreement and the Escrow Agreement, and the foregoing indemnities and immunities will survive the resignation or removal of the Representative.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
(e)           The Representative Holdback will be used for the purposes of paying directly, or reimbursing the Representative for, any third party expenses pursuant to this Agreement and the Escrow Agreement.  The Securityholders will not receive any interest or earnings on the Representative Holdback and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings.  The Representative will not be liable for any loss of principal of the Representative Holdback other than as a result of its gross negligence or willful misconduct.  Contemporaneous with or as soon as practicable following the release in full of the Escrow Amount and the termination or expiration of the obligations of the Representative, the Representative shall disburse the balance of the Representative Holdback to the Securityholders, except in the case of payments to employees or, to the extent practical, former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Surviving Corporation and paid through Parent’s or Surviving Corporation’s payroll processing service or system.  For tax purposes, the Representative Holdback shall be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.  The parties agree that the Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Holdback.  If any tax reporting is required with respect to the ultimate distribution of any balance of the Representative Holdback, then the Representative will provide to Parent or its designated agent, upon request, information regarding the amounts distributed to each Securityholder, to be used by Parent or its agent in completing any required tax reporting.  Any portion of the Representative Holdback that remains undeliverable or unclaimed after 12 months of the initial delivery attempt shall promptly be paid to Parent and handled in the same manner as other unclaimed funds as provided in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

PARENT:

Stamps.com Inc.

By:
Name:
Title:

MERGER SUB:

SEG Merger Sub, Inc.

By:
Name:
Title:

COMPANY:

ShippingEasy Group, Inc.

By:
Name:
Title:

REPRESENTATIVE:

Tim Jugmans, solely in its capacity as the Representative

By:
Name:
Title:

Signature Page to
 Agreement and Plan of Merger